UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Stillwater Mining Company

(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:
As filed with the Commission on April 4, 2011

Stillwater Mining Company
1321 Discovery Drive
Billings, Montana 59102

April 4, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Stillwater Mining Company to be held on May 3, 2011, at 1:30 p.m. (Mountain Daylight Time) in Room 117, MSU-B College of Technology, 3803 Central Avenue, Billings, Montana 59102.  At this meeting, we will ask you to consider and vote upon the election of the Company's directors, the ratification of the Company's independent auditors, KPMG LLP, and to amend our Certificate of Incorporation. Additionally, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables shareholders to cast an advisory vote on executive compensation as well as an advisory vote on the frequency of holding future advisory votes on executive compensation.

Your vote is important. Regardless of whether you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether or not you attend in person.

Thank you for your ongoing support of, and continued interest in, Stillwater Mining Company.

Very truly yours,

Francis R. McAllister
Chairman and Chief Executive Officer

i

Stillwater Mining Company
1321 Discovery Drive
Billings, Montana 59102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	1:30 p.m. (Mountain Daylight Time), on May 3rd, 2011

Place	Room 117, MSU-B College of Technology
3803 Central Avenue, Billings, Montana 59102

Items of Business	(1)	To elect directors.

(2)	To ratify the appointment of KPMG LLP as the Company's independent registered accounting firm for 2011.

(3)	To conduct an advisory vote on executive compensation.

(4)	To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation.

(5)	To approve amendment to the Certificate of Incorporation.

(6)	To attend to other business properly presented at the meeting.

Adjournments and
Postponements
Any actions on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a Stillwater Mining Companystockholder as of the close of business on March 21, 2011.

Meeting Admission
You are entitled to attend the annual meeting only if you were a Stillwater Mining Company stockholder as of the close of business on March 21, 2011 or hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 21, 2011 or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting.

The annual meeting will begin promptly at 1:30 p.m., local time. Check-in will begin at 1:00 p.m., local time, and you should allow ample time for the check-in procedures.

Voting
Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided.

By order of the Board of Directors,

Brent R. Wadman

Deputy General Counsel & Corporate Secretary

This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about April 4, 2011.

Employment Agreements	51

v

Stillwater Mining Company
1321 Discovery Drive
Billings, Montana 59102

PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2011
__________________

This Proxy Statement is being furnished to the stockholders of Stillwater Mining Company (the "Company") in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies to be voted at the Annual Meeting of Stockholders of the Company and any postponements or adjournments thereof.  The meeting will be held on May 3, 2011, at 1:30 p.m. (Mountain Daylight Time) in Room 117, MSU-B College of Technology, 3803 Central Avenue, Billings, Montana 59102.

These proxy solicitation materials were first mailed on or about April 4, 2011, to all stockholders entitled to vote at the meeting. The meeting is being held:

1.	To elect seven directors to the Company's Board.
2.	To ratify the appointment of KPMG LLP as the Company's independent registered accounting firm for 2011.
3.	To conduct an advisory vote on executive compensation.
4.	To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation.
5.	To approve changes to the Certificate of Incorporation.
6.	To attend to other business properly presented at the meeting or any postponements or adjournments thereof.

GENERAL INFORMATION

Solicitation

The enclosed proxy is being solicited by the Board on behalf of the Company.  The cost of this solicitation will be borne by the Company.  In addition to solicitation by mail, the officers, directors and employees of the Company may solicit proxies by telephone, telegraph, electronic means or in person.  The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Common Stock of the Company (the "Common Stock") registered in the names of nominees.  The Company will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting Rights

Holders of shares of Common Stock at the close of business on March 21, 2011 (the "Record Date") are entitled to notice of and to vote at the meeting.  On the Record Date, 103,008,502 shares of Common Stock were issued, outstanding and entitled to vote.  The holders of at least 50% of the shares of Common Stock issued, outstanding and entitled to vote at the meeting, present in person or by proxy, constitutes a quorum.

On December 13, 2010, MMC Norilsk Nickel, the Company’s then largest shareholder, announced that it had completed a sale to the public of the entire 49.8 million shares of the Company’s common stock owned by its wholly owned subsidiary, Norimet Limited. As part of the sale, 9,000,000 shares of the Company’s common stock were sold to UBS Securities LLC in connection with UBS AG’s offering of its Mandatorily Exchangeable Notes due 2013 pursuant to an Underwriting Agreement, dated as of December 7, 2010, by and among the Company, Norimet Limited, UBS AG, UBS Securities LLC, as underwriter, and Credit Suisse Capital LLC. Under a privately negotiated forward transaction, Credit Suisse Capital LLC purchased 3,600,000 of these shares of the Company’s common stock from UBS AG or one of its affiliates.  Following these transactions, UBS AG owned, and had the right to vote, 5,400,000 shares of the Company’s common stock. On December 13, 2010, the Company entered into Voting Agreements with UBS AG and Credit Suisse Capital LLC.  Pursuant to the Voting Agreements, UBS AG and Credit Suisse Capital LLC, agreed, subject to certain conditions, to cause all of these shares (to the extent they are still beneficially owned by them) to be counted as present at any meeting of the Company’s stockholders, including the Annual Meeting, and to vote these shares in the same proportion as all of the outstanding shares of Common Stock are actually voted.

Each share of Common Stock outstanding on the Record Date is entitled to one vote.

Voting

The vote of the holders of (i) a plurality of the shares present in person or represented by proxy is required to approve Proposal 1, regarding the election of directors, (ii) a majority of the shares present in person or represented by proxy is required to approve Proposal 2, regarding the ratification of the selection of KPMG LLP as the Company's independent registered accounting firm, (iii) the Company will review and consider the votes for and against Proposal 3, regarding an advisory vote on executive compensation, (iv) the Company will consider the alternative receiving the greatest number of votes as the frequency that stockholders approve under Proposal 4, regarding an advisory vote on the frequency of advisory votes on executive compensation. Abstentions and broker non-votes will therefore have no effect on the vote, and (v) a majority of the outstanding shares is required to approve Proposal 5, regarding amendment to the Articles of Incorporation. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote “Against” proposal 5.

If a stockholder abstains from voting on any matter, the Company intends to count such stockholder as present for purposes of determining whether a quorum is present at the meeting for the transaction of business.  Unless contrary instructions are indicated on a proxy, the shares of Common Stock represented by such proxy will be voted FOR the election as directors of the nominees named in this proxy statement and FOR ratification of the selection of KPMG LLP as the Company's independent registered accounting firm. Additionally, the Company intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business.  A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.  Abstentions and non-votes will not be counted as votes cast for or against items submitted for a vote of stockholders.

Neither management nor the Board knows of any other matters to be brought before the meeting.  If other matters are presented properly to the stockholders for action at the meeting and or postponements or adjournments thereof, then the proxy holders named in the proxy intend to vote in their discretion on all matters in which the shares of Common Stock represented by such proxy are entitled to vote.

Revocability of Proxies

Any proxy may be revoked at any time before it is voted by (i) written notice to the Company's Corporate Secretary, (ii) receipt of a proxy properly signed and dated subsequent to an earlier proxy, or (iii) by request in person at the meeting.  If not revoked, the shares of Common Stock represented by a proxy will be voted according to the proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 3, 2011.

The proxy statement, proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2010, are available on our website at www.stillwatermining.com in the Investor Relations section.

PROPOSAL 1:
ELECTION OF DIRECTORS

All Directors have agreed to stand for re-election as Directors at this year's annual meeting and have been approved by the Nominating Committee of the Board.

The seven (7) persons set forth below have been nominated to serve as directors of the Company until the next annual meeting of stockholders or until their respective successors are elected and each person has consented to being named as a nominee.  All of the seven nominees are currently directors of the Company.

The affirmative vote of a plurality of shares present is required for approval of Proposal 1.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL 1.

It is anticipated that proxies will be voted for the nominees listed below, and the Board has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director if elected.  In the event that any nominee named below is unable to serve as a director, the proxy holders named in the proxies have advised that they will vote for the election of such substitute or additional nominees as the Board may propose.

The name and age of each nominee, his or her principal occupation for at least the past five (5) years and certain additional information is set forth below. Such information is as of the date hereof and is based upon information furnished to the Company by each nominee.

Nominees for Election

Chief Executive Officer

Francis R. McAllister (age 68).  Francis R. McAllister became a director of the Company on January 9, 2001 and the Chairman of the Board and Chief Executive Officer of the Company on February 12, 2001.  Prior to his appointment to the Board, Mr. McAllister was with ASARCO Incorporated from 1966 to 1999, serving as Chairman and Chief Executive Officer in 1999, Chief Operating Officer from 1998 to 1999, Executive Vice President -- Copper Operations from 1993 to 1998, Chief Financial Officer from 1982 to 1993 and in various professional and management positions from 1966 to 1982.  He currently serves on the Board of Directors of Cliffs Natural Resources (f/k/a Cleveland Cliffs, Inc.), an iron ore and coal mining company.

Director McAllister contributes greatly to our Board because of his strong executive and mining background.

Directors

Craig L. Fuller (age 60).  Craig L. Fuller, the president and chief executive officer of the Aircraft Owners and Pilots Association (AOPA), is based in the organization’s headquarters in Frederick, Maryland.  Mr. Fuller leads the largest general aviation membership organization in the world with more than 416,000 individual members.  AOPA publishes the largest general aviation magazine, operates the largest general aviation insurance company and utilizes the internet with the largest general aviation electronic publications.

Mr. Fuller was Executive Vice President of APCO Worldwide prior to joining AOPA and was based in APCO’s Washington, D.C., office. He remains a member of the APCO Worldwide International Advisory Council.

Mr. Fuller is former president and chief executive officer of the National Association of Chain Drug Stores. While he was with the organization, he worked on major health care policy issues with 200 leading retail organizations and 1,000 manufacturers and suppliers to the industry. He worked with the primary providers of outpatient prescription drugs in the United States, dispensing about 70 percent of the 3.1 billion prescriptions that are provided each year.

In 1981, when he first arrived in Washington, D.C., Mr. Fuller served for eight years in the White House as assistant to President Reagan for cabinet affairs and then as chief of staff to Vice President George H.W. Bush. He later served as co-director of President-elect Bush’s transition team.

Upon leaving the White House to enter the private sector, Mr. Fuller joined The Wexler Group, later acquired by Hill & Knowlton, where he served as president of its U.S. operations and head of worldwide public affairs. In 1992, he was named Senior Vice President for Corporate Affairs at Philip Morris Companies. He also led the board of directors practice at Korn/Ferry International and served as vice chairman of Burson-Marsteller.

With regular interviews on politics and public affairs, as well as weekly and monthly online columns, Mr. Fuller is a frequent commentator and speaker on a wide range of topics. He is a director of the United States Chamber of Commerce and the National Chamber Foundation. Additionally, he is a trustee of the George Bush Presidential Library Foundation, and served for 10 years as a trustee of the John F. Kennedy Center for the Performing Arts.

Mr. Fuller earned his Bachelor of Science in Political Science from the University of California at Los Angeles and a master’s degree in Urban Affairs from Occidental College.

Director Fuller contributes greatly to our Board because of his strong executive/corporate background.

Steven S. Lucas (age 45).  Steven S. Lucas is a partner at Nielsen, Merksamer, Parrinello, Mueller & Naylor, a law firm based in California.  He joined Nielsen, Merksamer, Parrinello, Mueller & Naylor in 1995 and has been a partner since 1999.  Mr. Lucas was an attorney at Sullivan & Cromwell from 1991 to 1995.  He received his law degree, magna cum laude, from Harvard Law School in 1990, and a B.A. in economics/business, magna cum laude, from UCLA in 1987.

Director Lucas contributes greatly to our Board because of his strong legal background.

Michael Schiavone (age 70).  Michael Schiavone was appointed a director of the Company on January 26, 2009.  He has an extensive background in the metals recycling business, and since 2001, he has been involved in real estate and property investment.  In 1963, he joined the family business, Michael Schiavone & Sons, Inc.  He served as Chairman of the Board and Chief Executive Officer from 1972 to 1999.  He previously owned Schiavone Metalli Europa, and was with Camden Iron & Metal, Inc. for 26 years until 1995.  Mr. Schiavone was a director of New Haven Boys & Girls Club from 1980 until 1995.  He holds a Bachelor of Arts degree from Boston University.

Director Schiavone contributes to our Board because of his background in the metal recycling industry.

Patrick M. James (age 65).  Patrick M. James was appointed a director of the Company on January 9, 2001 and has served as the Company's lead independent director since July 24, 2002.  Since March 2001, Mr. James has been an independent natural resource management consultant and professional corporate director.  Mr. James was the President and Chief Executive Officer of Rio Algom Limited from June 1997 to March 2001.  Prior to joining Rio Algom Limited, Mr. James spent 18 years with Santa Fe Pacific Gold Corporation, becoming President and Chief Operating Officer in 1994 and Chairman, President and Chief Executive Officer in 1995.  Mr. James was a director of Dynatec Corporation, a Canadian nickel mining company until its sale in 2007.  He was Chairman, President, Chief Executive Officer and director of Constellation Copper Corporation, a Canadian base metal mining company until December, 2008, when the company filed for bankruptcy protection.  He also served on the advisory board for Resource Capital Funds III and IV until 2008.  He is now Chairman and a director of Centerra Gold Inc., a Canadian gold mining company.  Since December 2010, Mr. James has also served as Chairman and a director of General Moly, Inc. Mr. James is a member of the Colorado School of Mines Foundation board of directors.  He received a Masters of Management from the University of New Mexico in 1984, and an Engineer of Mines from Colorado School of Mines in 1968.

Director James has worked in the mining industry for 45 years, at levels ranging from underground miner to executive management. He has been involved in mine development and production, mergers and acquisitions, on a national and international basis.

Director James contributes greatly to our Board because of his strong background in the corporate/mining industry.

Michael S. Parrett (age 59). Michael S. Parrett was elected to the Board on May 7, 2009.  Mr. Parrett has been an independent consultant since 2002.  During 2002, 2003 and the first quarter of 2004 Mr. Parrett served as a financial consultant to Stillwater Mining Company.  From 1990-2001 he was Chief Financial Officer, President of Rio Algom and Chief Executive of Billiton Base Metals.  From 1983-1989 Mr. Parrett performed various financial functions, including Controller, Chief Financial Officer, Treasurer, Controller Marketing and Director Internal Audit at Falconbridge Limited.  He has been on the Board of Directors of Gabriel Resources Ltd since 2003 and been Chairman since December 2005 and on the Board of Directors of Pengrowth Corporation since 2004.  Mr. Parrett is a Chartered Accountant and received his Bachelor of Arts from York University.

Director Parrett has 25 years of mining finance experience and is well versed and known to the Canadian and international financial community.

Director Parrett contributes greatly to our Board because of his strong finance/mining background.

Sheryl K. Pressler (age 60).  Sheryl K. Pressler has been a director of the Company since May 9, 2002.  Ms. Pressler has been an investment and strategy consultant in Atlanta, Georgia since 2001.  From 2000 to 2001, she was Chief Executive Officer for Lend Lease Real Estate Investments -- United States, a subsidiary of Lend Lease Corporation, an Australian real estate services company.  From 1994 to 2000, she was the Chief Investment Officer for the California Public Employees' Retirement System, the nation's largest public pension fund.  From 1981 to 1994, she was responsible for the management of the Retirement Funds for the McDonnell Douglas Corporation.  Ms. Pressler has served on the Board of Directors of ING Funds Unified since 2006 and on the Board of Directors of Centerra Gold since 2008. She is currently a member of the Audit Committee and on both Boards of Directors. Previously, Ms. Pressler was a director of Nuevo Energy Company from 2002 until 2004.  Ms. Pressler received her B.A. in philosophy from Webster University and her M.B.A. from Washington University.

Director Pressler contributes greatly to our Board because of her strong investment and strategy background.

BOARD OF DIRECTORS AND COMMITTEES

The Board met 22 times during 2010.  Each director attended 95% or more of the total number of meetings of the Board and each of the committees on which he or she served on in 2010.  The non-employee directors regularly meet in executive session without management.

It is the Company's policy that directors are invited and encouraged to attend the Annual Meeting of Stockholders.  All of the Company's directors attended last year's annual meeting of stockholders in person or by telephone.

Director Independence

The Board follows certain guidelines put in place for determining director independence, which meet or exceed the listing standards of the NYSE with respect to director independence.  These guidelines can be found on the Company's corporate website at www.stillwatermining.com, under the heading "Corporate Governance/Independence Criteria for Directors."  A copy may also be obtained upon request from the Company's Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

These guidelines provide objective as well as subjective criteria that the Board will utilize in determining whether each director meets the independence standards of the Securities and Exchange Commission (the "SEC") and the NYSE applicable to the Company. Additionally, the Company intends to fully comply with any further guidelines that may arise from the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act.

The Board undertook its annual review of director transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company's senior management or their affiliates.

Director James has voluntarily disclosed that an immediate family member is affiliated with Behre Dolbear and Company, Inc., an independent consultant of the Company, in a capacity unrelated to the Company.

The Board affirmatively determined that all of the directors being nominated for election at the annual meeting are independent of the Company, and the Company's management under the standards set forth in the Corporate Governance Principles, a copy of which is available on the Company’s corporate website at www.stillwatermining.com, with the exception of Francis R. McAllister.  Mr. McAllister is considered an inside director because he is the Chairman and Chief Executive Officer of the Company.

Committees

Audit Committee.  The Company has a standing Audit Committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  The Audit Committee held five (5) meetings during 2010.  During 2010, the Audit Committee was composed of Sheryl K. Pressler (Chairperson), Steven S. Lucas, and Michael S. Parrett.    The Board has determined that the members of the Audit Committee are "independent," as defined in Section 303A.02 of the NYSE's listing standards and Rule 10A-3(b)(1) of the General Rules and Regulations under the Exchange Act.

The Audit Committee reviews the accounting principles and procedures of the Company and its annual financial reports and statements, recommends to the Board the engagement of the Company's independent auditors, reviews with the independent auditors the plans and results of the auditing engagement and considers the independence of the Company's auditors.  The Audit Committee is also responsible for reviewing the Company's finance matters.

The Audit Committee is governed by a written charter which is available on the Company's corporate website at www.stillwatermining.com, under the heading "Corporate Governance/Charters/Audit Committee Charter."  Copies of this charter are also available in print to stockholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

The Audit Committee also follows a written Audit and Non-Audit Services Pre-Approval Policy for services to be performed by the independent auditor.  Proposed services may be either (i) pre-approved without consideration of specific case-by-case services by the Audit Committee ("General Pre-Approval") or (ii) require the specific pre-approval of the Audit Committee ("Specific Pre-Approval").  The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent auditor to ensure the auditor's independence is not impaired.  Unless a type of service has received General Pre-Approval, it requires Specific Pre-Approval by the Audit Committee if it is to be provided by the independent auditor.  Any proposed specific individual project to provide an otherwise generally approved service whose expected fees exceed $25,000 requires an overriding Specific Pre-Approval by the Audit Committee.

For both types of pre-approval, the Audit Committee shall consider whether such services are consistent with the rules of the SEC on auditor independence.  The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company's ability to manage or control risk or improve audit quality.  All such factors are considered by the Audit Committee in its business judgment as a whole, and no one factor is determinative.

The term of any General Pre-Approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise.  The Audit Committee may revise the list of General Pre-Approved services from time to time, based on subsequent determinations.

This policy is available on the Company's corporate website at www.stillwatermining.com, under the heading "Corporate Governance/Policies/Audit and Non-Audit Policy".  Copies of this policy are also available in print to stockholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

SEC rules and NYSE listing standards require the Board to determine whether a member of its audit committee is an "audit committee financial expert" and disclose its determination.  According to these requirements, an audit committee member can be designated an audit committee financial expert only when the audit committee member satisfies five specified qualification requirements, such as experience (or "experience actively supervising" others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company's financial statements.  SEC rules further require such qualifications to have been acquired through specified means of experience or education.   The Board has determined that Michael S. Parrett, an Audit Committee member, qualifies as an audit committee financial expert.  The Board believes that the current members of the Audit Committee are qualified to carry out the duties and responsibilities of the Audit Committee

Compensation Committee.  The Company has a Compensation Committee as required pursuant to Section 303A.05 of the NYSE's listing standards.  The Compensation Committee held four (4) meetings during 2010.  During 2010, the Compensation Committee was composed of Steven S. Lucas (Chairman), Craig L. Fuller and Patrick M. James.  The Board has determined that all of the members of the Compensation Committee are "independent," as defined in Section 303A.02 of the NYSE's listing standards.  The Company is in compliance with the requirement of the NYSE to have a compensation committee comprised entirely of independent directors. Additionally, the Company intends to fully comply with any further guidelines that may arise from the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act with respect to Compensation Committee member independence. The principal responsibilities of the Compensation Committee are to establish policies and determine matters involving executive compensation, recommend changes in employee benefit programs, approve the grant of stock options and stock awards under the Company's stock plans and provide assistance to management regarding key personnel selection.  The Compensation Committee's written charter is available on the Company's corporate website at www.stillwatermining.com, under the heading "Corporate Governance/Charters/Compensation."  A copy of the charter is also available in print to stockholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

Health, Safety and Environmental Committee.  The Company has a Health, Safety and Environmental Committee.  The principal responsibilities of this committee are (i) to review the Company's environmental and occupational health and safety policies and programs, (ii) to oversee the Company's environmental and occupational health and safety performance, and (iii) to monitor current and future regulatory issues.  During 2010, the Health, Safety and Environmental Committee consisted of Ajay Paliwal (Chairman), Sheryl K. Pressler, Michael Schiavone and Mark V. Sander. This committee held two (2) meetings in 2010.

Committee on Ore Reserves.  The Company has a Committee on Ore Reserves. The principal responsibilities of this committee are (i) to advise the Board on the appropriateness, accuracy and completeness of the Company's ore reserves, and (ii) to ensure that management appropriately presents the Company's ore reserves to regulatory agencies.  During 2010, the Committee on Ore Reserves was composed of Mark V. Sander (Chairman), Michael S. Parrett and Ajay Paliwal. Current members of the Committee on Ore Reserves are Michael S. Parrett (Chairman), Patrick M. James and Sheryl K. Pressler. This committee held three (3) meetings in 2010.

Corporate Governance and Nominating Committee.  The Company has a Corporate Governance and Nominating Committee as required pursuant to Section 303A.04 of the NYSE's listing standards.  The Corporate Governance and Nominating Committee held five (5) meetings during 2010.  The Corporate Governance and Nominating Committee is composed of Craig L. Fuller (Chairman), Patrick M. James, and Michael Schiavone. The Board has determined that all of the members of the Corporate Governance and Nominating Committee were independent directors under the NYSE listing standards and applicable SEC rules.  The Company complies with the requirement of the NYSE to have a Corporate Governance and Nominating Committee comprised entirely of independent directors.

The principal responsibilities of the Corporate Governance and Nominating Committee are (i) identifying and recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board, (ii) advising the Board as to the appropriate size, function and procedures of the committees of the Board, (iii) developing and recommending to the Board corporate governance principles, and (iv) overseeing evaluation of the Board and the Company's executive officers.

The Corporate Governance and Nominating Committee is governed by a written charter.  The Board also follows written corporate governance guidelines for the Company and a written policy for stockholder nomination of directors.  These documents set forth the criteria and methodology the Board will use when considering individuals as nominees to the Board.  Current copies of these documents are available on the Company's corporate website at www.stillwatermining.com under the headings "Corporate Governance/Charters/Corporate Governance/Nominating", "Corporate Governance/Governance Principles" and "Corporate Governance/Policies/Stockholder Nomination of Directors", respectively.  Copies of these documents are also available in print to stockholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

The Company has a Business Ethics and Code of Conduct policy applicable to its officers, directors, employees and agents, which is available on the Company's corporate website at www.stillwatermining.com, under the heading "Corporate Governance/Policies/Business Ethics."  The purpose of this policy is to provide legal, ethical and moral standards for the conduct of the Company's officers, directors, employees and agents.  The Board has also adopted a written Code of Ethics for its Chief Executive and Senior Financial Officers which is available on the Company's corporate website at www.stillwatermining.com, under the heading "Corporate Governance/Policies/Code of Ethics for Senior Financial Officers."  This document sets forth specific policies to guide the Chief Executive Officer, Chief Financial Officer and Controller in the performance of their duties.  Copies of these documents are also available in print to stockholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana  59102.

Candidate Selection Process

The minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.  In addition, the Corporate Governance and Nominating Committee examine a candidate's specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company.  The Corporate Governance and Nominating Committee seeks to have the Board represent a diversity of backgrounds and experiences.

The Corporate Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board – for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or exiting government or military service.  The Corporate Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates.  As described below, the Corporate Governance and Nominating Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Corporate Governance and Nominating Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further.  If the Corporate Governance and Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee contacts the person.  Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance and Nominating Committee requests information from the candidate, reviews the candidate's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate.  In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments.  The Corporate Governance and Nominating Committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Under the Company's Corporate Governance Principles, the Corporate Governance and Nominating Committee will present a list of candidates to the Board for nomination.  The Chief Executive Officer will be included in the process on a non-voting basis. Taking into account the factors outlined above, the Corporate Governance and Nominating Committee will make a recommendation to the Board and the Board will determine which of the recommended candidates to approve for nomination.

Nomination Process

Nominations of persons for election as directors of the Company may be made at a meeting of stockholders, (a) by or at the direction of the Board, (b) by the Corporate Governance and Nominating Committee or persons appointed by the Board or (c) by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Section 3.3 of the Company's By-Laws.  Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Company's Corporate Secretary.  To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive office of the Company not less than fifty days nor more than seventy-five days prior to the meeting; provided, however, that in the event that less than sixty days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice to the Company's Corporate Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Exchange Act, as now or hereafter amended; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by such stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election by the stockholders as a director of the Company unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting of the stockholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

Lead Independent Director

In accordance with the Company's Corporate Governance Principles and By-Laws, the independent directors will designate a lead independent director who will preside at the executive sessions of the Board.  Patrick M. James is currently designated as the lead independent director.  The lead independent director's duties include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the Board's independent directors, facilitating communications between the other members of the Board and conducting the annual CEO evaluation.

Currently, the Company has a combined CEO and Chairman position. Taking into account the role of our lead independent director, we believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that our Board of Directors' leadership structure supports this approach.  The Board has adopted governance policies and practices to ensure a strong and independent board that provides balance to the combined CEO and Chairman position as well as a required lead independent director.

Board Oversight of Risk

Ultimately, the full Board has responsibility for risk oversight, but our committees help oversee risk in areas over which they have responsibility. The full Board receives regular updates related to various risks for both our company and our industry.  The Audit Committee receives and discusses reports regularly from members of management, who are involved in the risk assessment and risk management functions on a daily basis. In addition, the Compensation Committee annually reviews, with the assistance of management, the overall structure of the Company’s compensation program and policies for all employees as they relate to the Company’s risk management practices.

The Board oversees the management of risks inherent in the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by implementing multiple levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Board’s Committees also manages Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

As part of its oversight of the Company’s executive compensation program, the Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile, as more fully discussed below. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Review of Compensation Risk

●
The Compensation Committee annually reviews the overall structure of the Company’s executive compensation program and policies to ensure they are consistent with effective management of enterprise key risks and that they do not encourage executives to take unnecessary or excessive risks that could threaten the value of the enterprise.

●	With respect to the programs and policies that apply to our named executive officers, this review includes:

●	analysis of how different elements of compensation may increase or mitigate risk-taking;

●	analysis of performance metrics used for short-term and long-term incentive programs and the relation of such incentives to the objectives of a particular position or business unit;

●	analysis of whether the performance measurement periods for short-term and long-term incentive compensation are appropriate;

●	analysis of the overall structure of compensation programs as related to business risks; and

●	an annual review of the Company’s share ownership guidelines, including share ownership levels and retention practices.

●
Based on this review, we believe the Company’s well-balanced mix of salary and short-term and long-term incentives are appropriate and consistent with the Company’s risk management practices and overall strategies.

Stockholder Communication with Directors

The Board has a written policy on stockholder and interested party communications with directors, a copy of which is available on the Company's corporate website at www.stillwatermining.com, under the heading "Corporate Governance/Stockholder Communication with Directors."

Under the policy, stockholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the lead independent director, Patrick M. James, or the non-management directors as a group), any Board committee or any chair of any such committee by mail or electronically.  To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title.  All such correspondence should be sent to the Corporate Secretary, Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.  To communicate with any of our directors electronically, stockholders should go to our corporate website at www.stillwatermining.com.  Under the heading "Corporate Governance/Stockholder Communication with Directors," you will find an on-line form that may be used for writing an electronic message to the Board, any individual director, or any group or committee of directors.  Please follow the instructions on our website in order to send your message.

All communications received as set forth in the preceding paragraph will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors.  Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.  In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are identified under "Committees" above.  No member of the Compensation Committee was, at any time during 2010, an officer or employee, or a former officer, of the Company.  No executive officer of the Company, other than Francis R. McAllister, has served on the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee.

Director Compensation

Each non-employee director receives a quarterly retainer of $12,500 which may be paid in cash or may be deferred in cash or Common Stock as described below.  In addition, the Company pays each non-employee director and committee member $2,000 per meeting of the Board attended and $1,000 per telephonic meeting in which he or she participated.  The Lead Independent Director and Audit Committee chair each receive an additional annual retainer of $10,000, and the Committee chairs each receive additional annual retainers of $5,000.  The Company also reimburses all directors for reasonable travel expenses.  In December 2004, the Board approved a guideline that non-employee directors should own Common Stock having a value of at least $100,000.  Pursuant to that guideline, each director is asked to comply with this new guideline by the fifth anniversary of his or her election to the Board.  Based on the closing price of $22.26 on March 21, 2011, all Directors are in compliance with this guideline.

With the exception of Messrs. Schiavone and Parrett, each of the Directors has over five years of service as a director for the Company.

On May 3, 2010, the Board increased the annual director Common Stock grants from $40,000 to $50,000.  As a result, on the date of each annual meeting of stockholders, each non-employee director will receive a grant of Restricted Stock Units valued at $50,000, with restrictions that lapse (vest) upon the earlier of six months following the grant or the director's death, disability, retirement or a change in control of the Company.  A non-employee director may elect to defer all, or a portion, of their vested Restricted Stock grant into the 2005 Non-Employee Directors’ Deferral Plan, in which case, upon receiving deferred shares, the non-employee director is credited additional “matching” deferred shares in the amount of 20% of the non-employee director’s deferred shares.  Matching shares are fully vested, and non-forfeitable.  Any Restricted Stock Units which have not vested will result in forfeiture, unless otherwise provided under the terms of the Restricted Stock Unit Agreement. The minimum deferral period is two years.

Additionally, the 2005 Non-Employee Director Deferral Plan allows non-employee directors to defer cash compensation for service as a director of the Company and later receive such compensation in the form of cash or shares of Common Stock.  If a director elects to defer compensation and receive such compensation in the form of deferred shares of Common Stock, the number of shares such director will be entitled to receive will be determined by dividing the amount of compensation deferred during such quarter by the fair market value of one share of Common Stock on the last day that the stock traded before the end of such quarter.  Upon receiving deferred shares of Common Stock, such director's account will be credited additional "matching" deferred shares in an amount equal to 20% of the number of deferred shares to which he or she is entitled pursuant to the calculation described above.

2010 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (2)($)	Option Awards (3)($)	All Other Compensation (4) ($)	Total ($)
Craig L. Fuller	88,500	50,000			138,500
Patrick M. James	100,500	50,000		2,000	152,500
Steven S. Lucas	93,500	50,000		17,265	160,765
Ajay Paliwal	85,500	50,000			135,500
Michael S. Parrett	90,500	50,000		12,590	153,090
Sheryl K. Pressler	98,500	50,000			148,500
Mark V. Sander	84,500	50,000		12,590	147,090
Michael Schiavone	85,500	50,000		12,590	148,090

(1)
Amounts include fees deferred in the form of Common Stock in the Non-Employee Director Deferral Plan in the amount of $10,000 for Patrick M. James and $23,375 for Steven S. Lucas. Amounts also include fees deferred in the form of cash in the amount of $85,500 for Michael Schiavone.

(2)
Value is based on the grant date fair value in accordance with FASB ASC Topic 718 for RSUs issued in 2010.  These awards were granted with a 6 (six) month vesting period and vested on November 4, 2010 for Craig L. Fuller, Patrick M. James, Steven S. Lucas, Ajay Paliwal, Michael S. Parrett, Sheryl K. Pressler, Mark V. Sander and Michael Schiavone; Steven S. Lucas, Michael S. Parrett, Mark V. Sander and Michael Schiavone deferred their entire Common Stock grant into the Non-Employee Director Deferral Plan.

(3)	Stock and Option awards outstanding as of December 31, 2010, are as follows:

	Name	Options Vested & Outstanding
	Craig L. Fuller	15,000
	Patrick M. James	25,000
	Steven S. Lucas	-
	Ajay Paliwal	-
	Michael S. Parrett	-
	Sheryl K. Pressler	10,000
	Mark V. Sander	-
	Michael Schiavone	-

(4)	Amounts include a 20% Company match, in the form of Company stock, on fees and stock awards deferred in the form of stock into the Non-Employee Director Deferral Plan. The Company match is also deferred into the Non-Employee Director Deferral Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Company Performance

Stillwater Mining Company mines palladium and platinum from two underground mines located in south central Montana and recently acquired additional mining interests near Marathon Ontario, Canada. The Company also operates a smelting and base metal refining complex in Columbus, Montana.  In addition to processing the Company’s mine concentrates, these facilities recycle spent catalyst PGM containing materials from third parties.

The Company reported net income of $50.4 million in 2010.  Contributing to the net income in 2010 were higher PGM prices and a recovery in recycling volumes, along with continued focus on productivity and controlling costs.  The two mines produced a total of 485,100 ounces of palladium and platinum during 2010, a decrease of 8.5% from 2009. Total cash costs were up 10.3% from 2009 largely due to the lower ounce production in 2010. While ounce production and costs goals were not completely achieved, performance results indicate achievement in strengthening accountabilities associated with our safety management system,   maximizing our development and completion of the scoping studies needed for the expansion of the two mines. A large portion of the management performance score is due to the year-end cash balance, which was part of the strategic performance goal.

2010 Compensation Decisions

As a result of the above events as well as the rebounding economy in 2010, named executive officer compensation outcomes for 2010 included the following:

●	Base salaries were generally increased so that executive compensation remained at median levels;
●
Safety, production, cost and strategy initiatives are the key metrics for our named executive officers’ annual cash incentive awards.  These metrics provide for a balanced approach to measuring annual company performance.  The Company’s performance with respect to each of these metrics resulted in annual incentive payouts at approximately 70% of target levels; and

●
Long-term awards in the form of restricted stock were made with a focus towards retention of critical talent, particularly in light of the fact that 2010 brought intense competition for senior management in the industry and the Company does not maintain a pension plan.  These awards were paid out at 63% of target levels.   In addition, a special one-time grant of restricted stock was made to our executive officers in recognition of our acquisition of Marathon PGM Corporation in Ontario, Canada and the successful nature of the Norilsk secondary offering.

Best Compensation Practices

We believe that our compensation program builds upon the Company’s compensation governance framework and our overall pay-for-performance philosophy, which are demonstrated by the following:

●
Our compensation programs are intended to be balanced between short and long-term awards, cash and equity, and fixed vs. variable compensation, with a focus on aligning long-term performance of the Company with executive compensation.

●	Our short-term and long-term incentive plans are capped at maximum levels for each named executive officer.
●
We award a significant portion of our long-term incentive compensation in the form of restricted stock, which is awarded based on achievement of certain Company performance.  The restricted stock vests in thirds over a three year period, which is intended to align our named executive officers’ incentives with the long-term interests of shareholders.

●	We do not provide a defined benefit pension plan to our named executive officers.
●	Our executives hold significant stock in the Company for long periods of time, and for that reason we do not currently have the need to maintain a policy regarding stock ownership guidelines.
●	We maintain a policy that prohibits our directors, named executive officers, and other key executive officers from hedging the economic interest in the Company securities that they hold.
●
We have a policy that prohibits  Company personnel, including the named executive officers, from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the Company).

●	We consider internal pay equity analyses when making compensation determinations with regard to the named executive officers.
●	The Compensation Committee engages an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement.
●	We do not consider perquisites to be an important part of our compensation program and only provide de minimus benefits to our executives that are not offered to other employees of the Company.
●	Our strong risk management program, which includes our Compensation Committee’s significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

The Compensation Committee

General

The principal responsibilities of the Committee are to establish policies and determine matters involving executive compensation, recommend changes in employee benefit programs, approve the grant of stock options and stock awards under the Company's stock plans and provide assistance to management regarding key personnel selection.  The Committee's written charter, which describes the specific duties of the Committee, is available on the Company's corporate website at www.stillwatermining.com, under the heading "Corporate Governance/Charters/ Compensation."

In making its decisions, the Committee routinely examines the following important business factors, discussed in more detail throughout this CD&A:

*	financial reports on performance versus budget and compared to prior year performance;
*	calculations and reports on levels of achievement of corporate performance objectives;
*	reports on the Company's strategic initiatives and budget for future periods;
*	information on the executive officers' stock ownership and option holdings;
*
information sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites, if any, and  other compensation and any amounts payable to the  executives  upon  voluntary  or involuntary termination, early or normal retirement or following a change-in-control of the Company;

*	information regarding incentives and possible impact on excessively risky behavior; and
*	information regarding compensation programs and compensation levels at groups of companies identified by our independent compensation consultant.

The Committee’s Interaction with Management

In order to ensure that compensation programs are aligned with appropriate Company performance goals and strategic direction, management works with the Committee in the compensation-setting process.  Specifically, management will recommend to the Committee their opinion of executive performance, recommending business performance targets and objectives, and recommending salary levels and restricted stock awards.  However, all decisions regarding executive compensation are made by the Committee.

The Company’s Chairman and Chief Executive Officer, Mr. McAllister (CEO) and Vice President - Human Resources and Safety work with the Compensation Committee Chair to establish the agenda for Committee meetings.  The Committee may also request that the CEO attend and participate in Committee meetings, at which the CEO provides background information regarding the Company's strategic objectives, evaluation of the performance of the senior executive officers, and compensation recommendations as to senior executive officers (other than himself).  The Committee also seeks input from the Vice President – Human Resources and Safety as necessary and appropriate to carry out its duties.  The Committee regularly meets in executive session without management in order to review recommendations and make compensation decisions.

Interaction with Compensation Consultants

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of a compensation consultant.  Since 2001, the Compensation Committee retained the services of Pearl Meyer & Partners – an independent compensation consultant - to assist with its review of the compensation package of the named executive officers.  In addition, in 2010 Pearl Meyer & Partners assisted the Committee with several special projects, including competitive performance-related long-term incentive plan analysis, assistance with executive employment agreements and preparation of this proxy statement.  Pearl Meyer & Partners performs no other services for the Company other than executive and director compensation consulting.

 The Committee retains Pearl Meyer & Partners, although in carrying out assignments, Pearl Meyer & Partners may also interact with Company management when necessary and appropriate.  Specifically, the Vice President – Human Resources and Safety interacts with the consultants in order to provide compensation and performance data for the executives and the Company.  In addition, Pearl Meyer & Partners may, in its discretion, seek input and feedback from the Vice President – Human Resources and Safety regarding its consulting work product prior to presentation to the Compensation Committee in order to confirm alignment with the Company's business strategy and identify data questions or other similar issues, if any, prior to presentation to the Compensation Committee.

Compensation Philosophy & Objectives

Our compensation philosophy is to provide executives with market competitive compensation that is aligned with Company and individual performance, as well as long-term stockholder value.  The overall principle guiding executive compensation at the Company is to reward executives for delivering superior performance. The extent to which each executive reaches any particular level of compensation will vary based on Company performance, individual performance and experience.  The specific objectives of our program are to:

●	motivate the Company’s management team to continually meet or exceed its operating targets without sacrificing long-term performance and growth;
●	support the Company's core values and strategic goals;
●	ensure that the Company is able to attract and retain the highest caliber executives;
●	ensure that compensation-related risk is balanced; and
●	promote the alignment of management's interests with those of its stockholders.

The following principles govern how the Company makes compensation decisions to foster the above objectives:

Focus on Results and Strategic Objectives

Our compensation analysis always begins with an examination of the Company's Business Plan and Strategic Objectives.  Our compensation decisions are intended to attract and retain leaders and reward them for achieving the Company's strategic initiatives and objective measures of success.

Pay for Performance Culture

At the core of our compensation philosophy is our guiding belief that pay should be linked to performance.  A significant portion of executive officer compensation is contingent on, and variable with, achievement of objective corporate and/or individual performance objectives.  In addition, the Committee does not permit discounted stock options, reload stock options or re-pricing of stock options.

Compensation and Performance Pay Reflective of Position and Responsibility

As a result of our pay for performance culture our named executive officers are only paid based on achievement of performance results.  The Committee believes that compensation and accountability should generally increase with advances in position and enlarged responsibilities.  Consistent with this philosophy, total target compensation is higher for individuals with greater responsibility and greater ability to influence the Company's achievement of targeted results and strategic initiatives.  In addition, as position advances and responsibilities are enlarged, a greater portion of the executive officer's total compensation is performance based pay contingent on the achievement of performance objectives.  Finally, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.  It should also be noted that the long term incentive awards due have a cap and a floor as to potential payouts.  The compensation package of our CEO has the largest portion of pay at risk, with 70% of his targeted total direct compensation based on performance of the Company.  Other officers range from 47% to 56% of targeted total direct compensation at risk.

Compensation Decisions That Promote the Interests of Stockholders

Compensation  should  focus  management  on  achieving  strong short-term  (annual) performance in a manner  that  supports  and ensures  the  Company's long-term success and profitability.  The Annual Incentive Program creates incentive for meeting annual performance targets, while equity grants encourage the achievement of longer term objectives and retention, and vest in thirds over a three year period.  The Committee believes that restricted stock grants create long-term incentives that align the interest of management with the long-term stockholders.

Compensation Should be Reasonable and Responsible

We believe that compensation should be set at responsible levels.   Our executive compensation programs are intended to be consistent with the Company’s primary focus on safety, controlling costs, production, improving the state of development at the mines, growing the recycling business, growing the Company and increasing demand for palladium.  Compensation must also be competitive as mining industry executives are in high demand and short supply and we expect this trend to continue especially in the robust precious metals industry.

Compensation Structure

Pay Levels and Benchmarking

The Committee believes that it is appropriate to establish compensation levels based primarily on benchmarking against similar companies, both in terms of compensation practices as well as levels of compensation.  In this way, we can gauge if our compensation is competitive in the marketplace for our talent, as well as ensure that our compensation is reasonable.

The Committee reviews compensation levels for the named executive officers against compensation levels at the Comparator Group, which is developed by the Committee in conjunction with the Committee’s independent compensation consultant.

The 11 companies in our Comparator Group in 2010 are:

Metal Mining Companies – Cliffs Natural Resources, Inc., Coeur d’Alene Mines Corporation, Gold Fields Limited, Goldcorp, Inc., Golden Star Resources Ltd., Hecla Mining Company, IAMGOLD Corporation, Kinross Gold Corporation, North American Palladium Ltd, Quadra FNX, and Randgold Resources Limited.

As in the past, sales for the most recent fiscal year and market capitalization at year end were used to establish comparability.  This Comparator Group data is supplemented with survey compensation data to develop market compensation figures. None of the individual companies participating in such surveys were relied upon or relevant to Committee decision making. In addition, we also consider data points and trends from two additional significantly larger, metal mining companies (Freeport-McMoRan Copper & Gold Inc. and Newmont Mining Corporation) for comparison purposes, although such data is not considered when the various statistical data points discussed below are calculated.

For consistency, the Committee currently intends to use the same Comparator Group as part of the annual marketplace study from year to year.  The specific companies included in the Comparator Group may change, however, if there is a change in their size, relevance or other pertinent factor that impacts the comparability between our Company and theirs.

Utilizing the information described above, market compensation consensus numbers are developed for base salary, cash bonus and long-term incentive at the 25th percentile, median and 75th percentile.  Base salary and cash bonus are then targeted for each officer at median levels depending upon performance, and at the 75th percentile for long-term incentive when certain targeted levels of performance are achieved.  Because we do not maintain a defined benefit pension plan for our named executive officers, we believe it is important to enable them to have the opportunity to be at the 75th percentile of total long-term compensation, for commensurate Company performance, as compared to Comparator Group, many of which maintain such pension plans.

Pay Mix.  We target each element of compensation as described above because we believe that it provides a well-proportioned and balanced mix of security-oriented compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards.  By following this portfolio approach, we generally provide the executive a measure of security in the minimum level of compensation the executive is eligible to receive, while motivating the executive to focus on the business metrics that will produce a high level of performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors.  The mix of metrics normally targeted for the Short-Term Incentive Plan and the Long-Term Incentive Plan likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For key executives, the mix of compensation is weighted at target towards at-risk pay (annual incentives and long-term incentives).  This pay mix fundamentally results in a pay-for-performance orientation for our executives, consistent with our compensation philosophy.  We place great emphasis on variable performance based compensation through the Short-Term Incentive Program and performance related restricted stock grants.  In addition, we believe that long-term incentives, and particularly equity compensation, provides a very important motivational and retentive aspect to the compensation package of our key executives.  The chart below shows the breakdown between fixed pay vs. variable performance based pay, and long-term vs. short-term pay, at target for each executive officer for fiscal year 2010 at target:

		Percentage of Total Compensation at Target			Percentage of Long-Term and Short-Term
Name	Title	Base Salary	Annual Bonus	Stock Grants	Short Term	Long Term
Francis R. McAllister	Chairman/Chief Executive Officer	18%	12%	70%	30%	70%
Gregory R. Struble (1)	Executive Vice President/Chief Operating Officer	24%	15%	61%	39%	61%
Gregory A. Wing	Vice President, Chief Financial Officer	36%	14%	50%	50%	50%
John R. Stark	Vice President/Chief Commercial Officer	33%	17%	50%	50%	50%
Terrell I. Ackerman	Vice President, GM East Boulder Operations	41%	17%	42%	58%	42%
Kevin G. Shiell (2)	Vice President, GM Stillwater Operations	41%	17%	42%	58%	42%

(1) Gregory R. Struble resigned as the Company’s Executive Vice President and Chief Operating Officer on August 4, 2010.
(2) Kevin G. Shiell was appointed the Company’s Vice President and GM Stillwater Operations on May 4, 2010.

Pay Elements – Overview

The Company utilizes three (3) main components of compensation:

*	Base Salary – fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance.
*	Annual Incentive/Bonus – variable pay that is designed to reward attainment of annual business goals, with target award opportunities generally expressed as a percentage of base salary.
*	Long-Term Incentives - stock-based awards including time-based restricted stock.

In addition, executive officers participate in employee benefit plans generally available to all employees on the same terms as similarly situated employees.  Other than use of a Company car, which is needed for extensive business travel, life insurance and limited use of a Company ranch, the Company does not provide its executives with perquisites.  The Company does not provide any other retirement benefits to our executives, other than eligibility to participate in a 401(k) and 409A Deferred Compensation Plan.  The Company provides a Company stock match of up to six percent (6%) of the officers’ contributions into the 401(k) Plan (in the form of Company Stock) and 409A Deferred Compensation Plan, with the combined match not to exceed the lesser of six percent (6%) of the executive’s compensation or the executive’s contribution percentage.

Pay Elements – Details

Base Pay.  Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income.  In determining base salaries, we consider the executive's qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive's past performance, competitive salary practices at companies in the study groups (as discussed above in “Pay Levels and Benchmarking”), internal pay equity and the tax deductibility of base salary.  Base salaries for new executive officers are determined by individual experience and performance, as well as planned responsibilities within the Company.

 The Committee seeks to align executive officers' base salaries at approximately the median for the Company's Comparator Group. Adjustments to base salary are made annually based on individual performance or when substantive changes occur in the responsibilities of an executive officer.  Base salaries are generally reviewed by the Committee in January of each year. The base salary increase for John R. Stark was slightly higher than those for the other named executive officers as he assumed the role of Executive Vice President and Chief Commercial Officer on August 4, 2010.  The scope of his responsibilities has expanded and his new position was evaluated and adjustments were made accordingly.  Because there were no adjustments in base salary for officers in 2009 the percent of increase is higher in 2011 to maintain the median range compensation philosophy.

 Adjustments were made to named executive officers’ base salaries in 2011 which resulted in keeping each officer’s base pay within a median range of the Comparator Group for similar positions.  The specific adjustments made in 2010 for each named executive officer were the following:

		2010	2011
Name	Title	Base Salary	Base Salary	Percentage of Increase
Francis R. McAllister	Chairman/Chief Executive Officer	$ 650,000	$ 683,000	5%
Gregory R. Struble (1)	Executive Vice President/Chief Operating Officer	$ 375,000
Gregory A. Wing	Vice President, Chief Financial Officer	$ 302,000	$330,000	9%
John R. Stark	Executive Vice President/ Chief Commercial Officer	$ 333,000	$365,000	10%
Terrell I. Ackerman	Vice President, GM East Boulder Operations	$ 255,000	$275,000	8%
Kevin G. Shiell (2)	Vice President, GM Stillwater Operations	$ 200,000	$235,000	18%

(1) Gregory R. Struble resigned as the Company’s Executive Vice President and Chief Operating Officer on August 4, 2010.
(2) Kevin G. Shiell was appointed the Company’s Vice President and GM Stillwater Operations on May 4, 2010.

Short-Term Incentive Compensation.  Annual target incentive measures are paid pursuant to our Short-Term Incentive Plan and are set each year relative to the Company’s Annual Business Plan where, for 2010, ninety percent (90%) of the total annual cash incentive (“Annual Bonus”) is based upon a quantitative formula, with the remaining ten percent (10%) based on Committee discretion of individual and group performance.  The outcome of the annual incentive measures are then applied to individual Annual Bonus opportunities determined based on competitive practice and each named executive officer's position responsibilities.  Each named executive officer has a threshold, target (the median) and maximum annual bonus opportunity, expressed as a percentage of base salary (with linear interpolation between opportunity percentages), as follows:

Executive Officer	Bonus at Threshold Performance Level	Bonus at Target Performance Level	Bonus at Maximum Performance Level
Chairman/Chief Executive Officer	35%	70%	140%
Executive Vice President/ Chief Operating Officer	30%	60%	120%
Executive Vice President/ Chief Commercial Officer	25%	50%	100%
Chief Financial Officer	20%	80%	80%
Other Executive Officers	20%	40%	80%

Performance targets are established at the beginning of each year. Each target has a minimum threshold, target and maximum goal, with a potential funding of between zero and 100 percent of the maximum award. At minimum threshold performance, each goal would be funded at 25 percent of the maximum, with zero funding for performance below threshold.  If performance is at the target level, the bonus will be funded at 50 percent of the maximum award.

During 2010, the performance measures underlying the annual bonus included the following, with details as to each measure provided below:

Weighting as Percentage of Total Annual Bonus
Safety	15%
Cash	20%
Mine Production	25%
Mine Costs	20%
Recycling	5%
Sample Facility	2.5%
Assay System	2.5%
Sub-Total	90%
Board Discretionary Amount	10%
Total	100%

For 2010, the Committee utilized a “performance scorecard” with multiple performance standards that relate to the Company’s Annual Business Plan and current strategic priorities in order to determine payouts under the plan. The Committee believes that the target goals represent significant performance challenges to management and that the achievement of those goals will benefit the business and its stockholders.  Achievement of the goals is subject to both management performance and external economic factors.  Details as to each of the goals above and the result for 2010 are as follows:

2010 Performance Review
2010 Management Initiatives and Actions			Final Report		Performance Ranking			Result
			Weight-ing	Performance	50%	100%	200%
1.		Safety	15%
			5%		2.5%	5%	10%
	a.	Reportable Frequency - Total SMC Employees < 3.2		3.7	3.4	3.2	3.0	0%
			5%		2.5%	5%	10%
		Reportable Frequency - Combined Mine Operations < 3.5		4.2	3.7	3.5	3.2	0%

			5%		2.5%	5%	10%
	b.	Strengthen accountabilities with 5 point system		Out Perform			X	10%

2.		Production	25%
			20%		10%	20%	40%
	a.	Mine Production: 515,805 ounces		485,088	490,015	515,805	541,595	0%
		SWM = 385,193 ozs & EBM = 130,612 ozs
			2.5%		1.25%	2.5%	5%
	b.	Primary Development - 21,580 feet		23,205	20,501	21,580	22,659	5%
		(17,355 ft @ SMO & 4,225 ft @ EBO)
			2.5%		1.25%	2.5%	5%
	c.	Two scoping studies completed by August 1, 2010		Completed		Judgment		5%

3.		Cash	20%		10%	20%	40%
	a.	2010 Year End Cash Balance $239MM		$276	$227	$239	$251	40%

4.		Costs	20%		10%	20%	40%
	a.	Gross Mining Costs/ounce $379 ounce		$421	$398	$379	$360	0%

5.		Recycling	10%		5%	10%	20%

	a.	Recycling - 458,000 ounces	5%	391	435.1	458	480.9	0%

	b.	Complete sampling facility by May 1, 2010	2.5%	Aug				0%

	c.	Complete assaying system by September 1, 2010	2.5%	Dec				0%

		Sub total	90%					60%

6.		Board Discretionary Amount	10%	Committee Discretion	Judgment			10%

		Total as Percent of Target	100%					70%

For the targets established in 2010, the management group achieved an apparent result of 60% of target performance with respect to the quantitative component of the annual incentive. With respect to the discretionary component, the Committee determines the appropriate bonus award if any, given the levels of performance.  The Committee’s discretionary range is 0% to 20%. The Committee has determined that the appropriate discretionary award is 10%.  The quantitative score of 60% added to the discretionary award of 10% results in a payout of 70% of target for each officer.

		Short Term (Cash) Incentive
		Target Bonus
	2010 Base Salary	Target Bonus %	Quantitative Component	Discretionary Component	Bonus * (%)	Bonus ($)
F. McAllister	650,000	70.00%	60%	10%	49%	319,000
G. Struble (1)	375,000
G. Wing	302,000	40.00%	60%	10%	28%	85,000
J. Stark	333,000	50.00%	60%	10%	35%	117,000
T. Ackerman	255,000	40.00%	60%	10%	28%	71,000
K. Shiell (2)	200,000	40.00%	60%	10%	28%	66,000

* multiplier is .70 of target
(1) Gregory R. Struble resigned as the Company’s Executive Vice President and Chief Operating Officer on August 4, 2010.
(2) Kevin G. Shiell was appointed the Company’s Vice President and GM Stillwater Operations on May 4, 2010.

Long-Term Incentive Compensation.  The Company may provide additional incentives to executives through discretionary grants of stock options, restricted stock, stock appreciation rights or other stock-based awards under the Company's 2004 Equity Incentive Plan, as amended from time to time, which serves to align executive interests with those of the stockholders.

In 2010, time-based restricted stock was the primary long-term incentive award within the total compensation package.  Restricted stock grants typically cliff-vest over three (3) year periods.  The Committee changed the vesting of future restricted stock grants to vest in thirds over a three (3) year period.  The Committee plans to continue to use restricted stock or restricted stock units as a long-term incentive award because:

*	It aligns the interests of executives with those of the stockholders in that as share prices increase, executives and stockholders benefit in parity.
*
It reinforces the need to retain the officers during this critical period of development and strategic initiatives; fosters employee stock ownership; and focuses the management team on increasing value for the stockholders.

*	It focuses the officers on attainment of longer term goals.

In determining the number of shares of restricted stock to be granted to our named executive officers, the Committee takes into account each individual’s: (1) market competitive award levels for the position, (2) scope of responsibility, (3) ability to affect profits and stockholder value, (4) historic and recent performance; and (5) the value of stock grants in relation to other elements of total compensation.  Targets for executive officers range from 100% to 400% of annual base salary, as follows:

Name	Target LTI Restricted Stock Grants Percentage of Base Salary
Francis R. McAllister	400%
Gregory A. Wing	140%
John R. Stark	150%
Terrell I. Ackerman	100%
Kevin G. Shiell	100%

We believe in firmly supporting our pay for performance culture by establishing performance targets in order to condition grants on the attainment of specific objectives which include safety, production, cost and strategic business initiatives.  Determination as to the number of restricted stock unit grants depends on attainment of the specific performance factors described below.  The relative weights and results (which are determined with reference to the results under the Short-Term Incentive Plan for each item, and converted into an “LTI Rating” pursuant to the MIP/LTI conversion chart below) for attainment of the 2010 performance factors are also described in the table below.

		LTI
Factor	Weight	Rating	Result

Safety	20%	66%	13%
Production	25	40	10
Costs	25	0	0
Strategy*	30	133	40
	100%		63%

*	MIP strategy initiatives include cash conservation, recycling, sample facility and assay system.

MIP/LTI Conversion
Chart (interpolated for intermediate values)

MPI	LTI

200%	150%
150	125
100	100
75	75
50	50

The grant of long term incentive awards to the executive officers has both a ceiling and a floor.  For instance, if the MIP award is at 200%, the award to the officer for the long term incentive is capped at 150%.  Likewise, an MIP rating of 49% will generate a long term award of 50% of target.

Specifics as to the above performance goals include safety, production, and strategic business initiatives.  Strategy includes cash conservation, recycling and timely completion of an assay system and sampling facility.  Performance for 2010 was sufficient to generate awards of restricted stock under these criteria.

The MIP/LTI conversion resulted in 63% for the executive officers for 2010. Therefore, on February 17, 2011, the Committee granted the following restricted stock unit awards to the named executive officers:

	Restricted Stock Grants for 2011
Name	Number of underlying shares	Value of (1) underlying shares	Percentage of Base Salary (2)
Francis R. McAllister	79,764	$1,638,000	252%
Gregory A. Wing	12,971	$266,000	88%
John R. Stark	15,324	$315,000	95%
Terrell I. Ackerman	7,823	$161,000	63%
Kevin G. Shiell (3)	7,209	$48,000	74%

(1) This amount is determined using the 90 calendar day average share price as of February 17, 2011, of $20.54.
(2) Multiplier is .63 of target.
(3) Kevin G. Shiell was appointed the Company’s Vice President and GM Stillwater Operations on May 4, 2010.

These 2011 grant amounts (which are considered as part of the 2011 total compensation package) are not reflected in the Summary Compensation Table as they did not result in any expense for fiscal year 2010.

In addition to the annual compensation program for the named executive officers on January 13, 2011, the Board of Directors approved a one-time restricted stock grant for each of the officers.  This special award was granted in recognition of the achievement of a strategic growth component associated with the acquisition of Marathon PGM Corporation in Ontario, Canada.

	Special Restricted Stock Grants for 2011
Name	Number of underlying shares	Value of (1) underlying shares	Percentage of Base Salary (2)
Francis R. McAllister	107,239	$2,000,000	308%
Gregory A. Wing	18,231	$340,000	113%
John R. Stark	21,448	$400,000	120%
Terrell I. Ackerman	8,311	$155,000	61%
Kevin G. Shiell (2)	7,507	$140,000	70%

(1)	This amount is determined using the 90 calendar day average share price as of January 14, 2011, of $18.65.
(2)	Kevin G. Shiell was appointed the Company’s Vice President and GM Stillwater Operations on May 4, 2010.

These one-time special grant amounts (which are considered as part of the 2011 total compensation package) are not reflected in the Summary Compensation Table as they did not result in any expense for fiscal year 2010.

Impact of Tax and Accounting

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid the company’s chief executive officer and next three highest paid executives (other than the CFO). We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it necessary to preserve needed flexibility in recognizing and rewarding desired performance, and when it is in the best interests of Stillwater Mining Company to do so.  Our 2004 Equity Incentive Plan permits grants of stock options, restricted stock, restricted stock units and stock appreciation rights that may qualify for the performance based exception of Section 162(m), subject to other requirements.  For 2010, one officer exceeded the Section 162(m) $1.0 million dollar limitation. We reviewed Mr. McAllister’s compensation in light of his achievements and determined that these achievements, along with our compensation philosophy, were appropriately reflected in the compensation awarded regardless of the Section 162(m) limitation.

As a general matter, we always take into account the various tax and accounting implications of compensation vehicles employed by the Company.  When determining amounts of Long-Term Incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants.  Under FASB ASC Topic 718, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company.  The accounting charge is equal to the fair value of the instruments being issued.  For restricted stock and restricted stock units (our predominant instruments for executives), the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted.  This expense is amortized over the requisite service period, or vesting period of the instruments.

Stock Ownership Guidelines

The executive officers of the Company own shares of the Company outright and in addition have the conditional right to receive deferred shares as shown below.  These stock ownership ranges vastly exceed competitive guidelines and therefore, we feel there is no need for such guidelines.

As of the Record Date, stock ownership by officers was as follows:

Name	Common Stock (1)$	401(k) Shares (1)$	Unvested Restricted Stock (1)$	Vested Stock Options (2) $	Total Stock Ownership$	% of 2011 Base Salary
McAllister, Francis R.	10,439,139	691,151	19,064,577	478,125	30,672,992	4719%
Struble, Gregory R. (3)	0	0	0	0	0	0%
Wing, Gregory A.	1,911,622	0	3,251,563	237,000	5,400,185	1788%
Stark, John R.	1,499,122	326,643	3,932,140	86,699	5,844,604	1755%
Ackerman, Terrell I.	915,420	81,360	2,205,410	32,322	3,234,512	1268%
Shiell, Kevin G. (4)	0	71,722	556,411	3,355	631,488	269%

(1) Values are based on the Record Date closing price of $22.26
(2) Values are based on the Record Date closing price of $22.26 less the Grant Price value.
(3) Gregory R. Struble resigned as the Company's Executive Vice President and Chief Operating Officer on August 4, 2010.
(4) Kevin G. Shiell was appointed the Company's Vice President and GM of Stillwater Operations on May 4, 2010

Hedging Policy

The Company also maintains a policy that prohibits executives from holding company securities in a margin account or pledging Company securities as collateral for a loan.  An exception exists if the executive requests prior approval from the Company to pledge securities as collateral for a loan (but not for margin accounts) and the executive can demonstrate the financial capacity to repay the loan without resorting to the pledged securities.  Currently, no officers have any securities pledged for such a loan as discussed above.

Timing and Pricing of Equity Grants

Stillwater Mining Company has adopted a policy on stock option grants that includes the following provisions relating to the timing of option grants:

●	Except for inducement grants for new executives, officers will not receive stock options.
●	The grant date for all inducement grants is the date an officer becomes an employee.
●	Stillwater Mining executives do not have any role in selecting the grant date.
●	The exercise price is the closing price of the underlying Common Stock on the grant date.
●	Stock option awards are promptly announced on a Form 4.

We have utilized a 90-day closing price stock averaging formula in determining annual equity grants of restricted stock since 2005.  The ending date of the 90-day average is the date of Compensation Committee approval, which is also the effective date of the grant.   We feel this type of formula presents a fairer representation of stock price performance.

***The Company did not grant any stock options or stock appreciation rights to its Chief Executive Officer or other executive officers during 2010.

Consideration of Prior Amounts Realized

In accordance with the Company's philosophy of rewarding executives for future superior performance, prior stock compensation gains are not considered in setting future compensation levels.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Stillwater Mining Company has reviewed and discussed with the Company's management the section entitled "Compensation Discussion and Analysis" to be included in the Company's 2011 Annual Meeting Proxy Statement. Based on the review and discussion referred to above, the Committee has recommended to the Company's Board of Directors, and the Board of Directors has approved, such section to be included in the Proxy Statement.

Steven S. Lucas, Chairman
Craig L. Fuller
Patrick M. James

2010 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to the Company's Chief Executive Officer, Chief Financial Officer, and the Company’s three other most highly compensated executive officers for 2010 (the “named executive officers”).

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1) (2) ($)	Bonus (3) ($)	Stock Awards (4) ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation (3) ($)	All Other Compen- sation (5) ($)	Total ($)
Francis R. McAllister	2010	650,000	31,900	3,965,002	287,100	63,379	4,997,381
Chairman and Chief	2009	625,000	71,250	1,015,920	641,250	45,899	2,399,319
Executive Officer	2008	625,000	2,686,337	46,271	3,357,608
Gregory R. Struble (6)	2010	250,000	0	1,347,055	0	609,187	2,206,243
Executive Vice President and	2009	340,000	33,320	382,500	299,880	21,769	1,077,469
Chief Operating Officer	2008	312,917	224,999	243,410	781,326
Gregory A. Wing	2010	302,000	8,500	644,723	76,500	9,316	1,041,038
Vice President and Chief	2009	290,000	18,863	183,600	169,767	9,157	671,387
Financial Officer	2008	290,000	619,308	8,023	917,331
John R. Stark	2010	333,000	11,700	762,270	105,300	45,882	1,258,151
Executive Vice President	2009	320,000	20,800	229,500	187,200	26,432	783,932
Chief Commercial Officer	2008	320,000	723,851	26,779	1,070,630
Terrell I. Ackerman	2010	255,000	7,100	387,057	63,900	35,501	748,558
Vice President, GM East	2009	245,000	15,925	153,000	143,325	25,260	582,510
Boulder Operations	2008	245,000	369,972	22,243	637,215
Kevin G. Shiell (7)	2010	189,167	6,600	45,995	59,400	20,054	321,216
Vice President, GM
Stillwater Operations

(1)
Amounts include non-qualified plan deferrals of $125,000, $125,000 and $130,000 for Francis R. McAllister, $19,200, $19,200 and $19,980  for John R. Stark, and $0, $0 and $15,300 for Terrell I. Ackerman for 2008, 2009 and 2010 respectively.

(2)
Amounts include December deferrals not transferred until January of the following year of $5,208, $5,208 and $5,417 for Francis R. McAllister, and $800, $800 and $833 for John R. Stark, and $0, $0 and $638 for Terrell I. Ackerman for 2008, 2009 and 2010 respectively.

(3)
These reflect amounts payable pursuant to our annual incentive plan.  The 10% discretionary portion is reflected in the "Bonus" column, while the amounts reflected in the "Non-Equity Incentive Plan Compensation" column are pursuant to the formula based portion.

(4)
Value is based on the grant date fair value in accordance with FASB ASC Topic 718 for RSUs issued in 2008, 2009 and 2010 for Francis R. McAllister, Gregory R. Struble, Gregory A. Wing, John R. Stark and Terrell I. Ackerman.  Assumptions are detailed in the 10Q's filed for 2008, 2009 and 2010.

(5)	Amounts included are detailed in the table below:
Excess Life	401k Match	409A Match	Vehicle	Total
Francis R. McAllister	3,810	14,700	34,000	10,869	63,379
Gregory R. Struble	1,256	14,700	-	3,109	19,065
Gregory A. Wing	4,356	-	-	4,960	9,316
John R. Stark	3,156	14,700	16,972	11,054	45,882
Terrell I. Ackerman	2,356	14,700	10,155	8,290	35,501
Kevin G. Shiell	907	10,857	-	8,290	20,054

(6)	Gregory R. Struble resigned as the Company's Executive Vice President and Chief Operating Officer on August 4, 2010.
(7)	Kevin G. Shiell was appointed the Company's Vice President and GM Stillwater Operations on May 4, 2010.

2010 GRANTS OF PLAN BASED AWARDS

The following table sets forth the grants of awards under the Company's 2004 Equity Incentive Plan to the Company's Chief Executive Officer and other named executive officers in 2010.

GRANTS OF PLAN-BASED AWARDS
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Threshold	Target	Maximum
		($)	($)	($)	(#)	($)
Francis R. McAllister	2/18/2010	227,500	455,000	910,000	337,447	3,965,002
Gregory R. Struble (3)	2/18/2010	75,000	150,000	300,000	114,643	1,347,055
Gregory A. Wing	2/18/2010	60,400	120,800	241,600	54,870	644,723
John R. Stark	2/18/2010	83,250	166,500	333,000	64,874	762,270
Terrell I. Ackerman	2/18/2010	51,000	102,000	204,000	32,941	387,057
Kevin G. Shiell (4)	2/12/2010	37,833	75,667	151,334	4,170	45,995

(1)	Reflects possible range of payouts under the Annual Incentive Plan.
(2)	Amounts are based on the closing price on February 18, 2010 of $11.75 for Messers McAllister, Struble, Wing, Stark and Ackerman; and the closing price on February 12, 2010 of $11.03 for Mr. Shiell.
(3)	Gregory R. Struble resigned as the Company's Ececutive Vice President and Chief Operating Officer on August 4, 2010.
(4)	Kevin G. Shiell was appointed the Company's Vice President and GM Stillwater Operations on May 4, 2010.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

No options were exercised by the Company's Chief Executive Officer or the other named executive officers in 2010.  The following table sets forth information with respect to the Company's Chief Executive Officer and other named executive officers concerning the number and value of unexercised options and unvested restricted stock held as of December 31, 2010.  The Company has not granted any stock appreciation rights.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) (#)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Francis R. McAllister	10,000			1/9/2011
	75,000			2/12/2011
	156,250			1/2/2012
					146,235	3,122,117
					332,000	7,088,200
					337,447	7,204,493
Gregory R. Struble (3)					16,741	357,420
					125,000	2,668,750
					114,643	2,447,628
Gregory A. Wing	30,000			3/22/2014
					33,713	719,773
					60,000	1,281,000
					54,870	1,171,475
John R. Stark	10,000			1/11/2011
	28,333			1/2/2012
					39,404	841,275
					75,000	1,601,250
					64,874	1,385,060
Terrell I. Ackerman	8,000			1/11/2011
	10,563			1/2/2012
					20,140	429,989
					50,000	1,067,500
					32,941	703,290
Kevin G. Shiell (4)					2,451	52,329
					15,000	320,250
					4,170	89,030

(1)
Amounts include Restricted Stock Awards of 146,235, 332,000 and 337,447 for Francis R. McAllister; 33,713, 60,000 and 54,870 for Gregory A. Wing;  39,404, 75,000 and 64,874 for John R. Stark; and 20,140, 50,000 and 32,941 for Terrell I. Ackerman vesting on March 6, 2011, March 14, 2012 and February 18, 2013 respectively; and  16,741, 125,000 and 114,643 for Gregory R. Struble vesting on February 4, 2011, March 14, 2012 and February 18, 2013; and 2,451 vesting on March 6, 2011, 7,500 vesting on March 14, 2011, 7,500 vesting on March 14, 2012, and 4,170 vesting in thirds on February 12, 2011, 2012 and 2013 for Kevin G. Shiell.

(2)	Fair Value is based on the December 31, 2010 closing price of $21.35.
(3)	Gregory R. Struble resigned as the Company's Executive Vice President and Chief Operating Officer on August 4, 2010.
(4)	Kevin G. Shiell was appointed the Company's Vice President and GM Stillwater Operations on May 4, 2010.

2010 OPTION EXERCISES AND STOCK VESTED
Name	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Francis R. McAllister	0	0	218,524	2,556,731
Gregory R. Struble (1)	0	0	0	0
Gregory A. Wing	0	0	34,615	404,996
John R. Stark	0	0	38,854	454,592
Terrell I. Ackerman	0	0	20,722	242,447
Kevin G. Shiell (2)	0	0	9,659	131,760
(1)	Gregory R. Struble resigned as the Company's Ececutive Vice President and Chief Operating Officer on August 4, 2010.
(2)	Kevin G. Shiell was appointed the Company's Vice President and GM Stillwater Operations on May 4, 2010.

PENSION BENEFITS

We do not sponsor or maintain a defined benefit pension plan for the benefit of the named executive officers.

2010 NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth the non-qualified deferred compensation paid to the named executive officers in 2010.

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Francis R. McAllister	130,000	34,000	106,540	0	878,692
Gregory R. Struble (3)	0	0	0	0	0
Gregory A. Wing	0	0	0	0	0
John R. Stark	19,980	16,972	12,837	0	172,190
Terrell I. Ackerman	15,300	10,155	5,668	(7,272)	50,273
Kevin G. Shiell (4)	0	0	0	0	0

(1)	Amounts have been previously reported in the "Salary" column of the Summary Compensation Table.
(2)	Amounts have been previously reported in the "All Other Compensation" column of the Summary Compensation Table.
(3)	Gregory R. Struble resigned as the Company's Ececutive Vice President and Chief Operating Officer on August 4, 2010.
(4)	Kevin G. Shiell was appointed the Company's Vice President and GM Stillwater Operations on May 4, 2010.

In February 2006, Stillwater Mining Company adopted the 409A Nonqualified Deferred Compensation Plan, providing each executive officer an opportunity to make pre-tax deferrals to the plan of up to 60% of their base salary, up to 100% of their cash bonus, and up to 100% of any restricted stock unit awards granted.  Deferral elections are irrevocable and effective for a full plan year.  In addition, the Company will credit the executive officer with “matching” contributions of up to 6% of their compensation, offset by any match the officer has received from the Company and contributed to the qualified 401(k) plan on the executive officer’s behalf.  The executive officer’s deferrals are always 100% vested, while the Company’s matching contributions are 100% vested after three (3) years of service.  Accounts are credited with earnings or losses equal to certain investment options available through the plan.  Contributions may be, as selected by the officer, allocated to certain accounts and distributed upon:

●  Retirement
●  In-Service account date
●  Separation from service (other than retirement, disability or death)
●  Disability or death
●  An unforeseeable emergency
●  A change-in-control of the Company

The executive officer must elect the distribution method, either lump sum or annual installments, for each account (Retirement and In-Service accounts) at the time the account is first established.  All other distributions are made in a lump-sum payment, and changes to the time and form of a payout election may only be made by making a re-deferral election pursuant to Internal Revenue Code 409A (IRC 409A).

This plan is intended to comply with IRC 409A and as such, all executive officer and company contributions remain assets of the Company and subject to creditors, until such time distribution is made to the executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following tables quantify benefits to which each officer would be entitled under certain termination or change in control (“CIC”) events in each case, if the termination or CIC event occurred on December 31, 2010.

Francis R. McAllister
Executive Benefits and Payments Upon Termination	Voluntary Term- ination	For Cause Term- ination	Early Retire- ment	Normal Retire- ment	Disability	Death	CIC (no term- ination)	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC, or Non- Renewal	Involuntary or Good Reason Termination upon or within 24 months after CIC

Severance Payments
Base Salary	0	0	0	0	0	160,274	0	1,300,000	1,950,000
Short-Term Incentive	0	0	0	0	0	0	0	910,000	1,365,000
Pro-Rata Bonus (1)	0	0	0	0	0	0	0	0	0

Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	17,414,811	17,414,811	17,414,811	17,414,811	17,414,811
Performance Shares	0	0	0	0	0	0	0	0	0

Value of Perquisites and Benefits
Accrued Vacation	50,000	50,000	50,000	50,000	50,000	50,000	0	50,000	50,000
Health & Welfare Benefit Continuation	0	0	0	0		0	0	26,666	39,998
Payout of 401(k) Balance (3)	673,381	673,381	673,381	673,381	673,381	673,381	0	673,381	673,381
Payout of 409A Balance (3)	878,962	878,962	878,962	878,962	878,962	878,962	0	878,962	878,962
Death Benefit	0	0	0	0	0	350,000	0	0	0

280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	2,465,984
	1,602,073	1,602,073	1,602,073	1,602,073	19,016,884	19,527,158	17,414,811	21,253,550	24,837,866

(1) Assumes executive was terminated on December 31, 2010, and was fully entitled to 2010 bonus which is reflected in the Summary Compensation Table.
(2) Value is based on the December 31, 2010, closing price of $21.35.
(3) Amounts include executive's contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior years Summary Compensation Tables.

Gregory A. Wing
Executive Benefits and Payments Upon Termination	Voluntary Term- ination	For Cause Term- ination	Early Retire- ment	Normal Retire- ment	Disability	Death	CIC (no term- ination)	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC, or Non-Renewal	Involuntary or Good Reason Termination upon or within 24 months after CIC

Severance Payments
Base Salary	0	0	0	0	0	74,466	0	302,000	453,000
Short-Term Incentive	0	0	0	0	0	0	0	120,800	181,200
Pro-Rata Bonus (1)	0	0	0	0	0	0	0	0	0

Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	3,172,247	3,172,247	3,172,247	3,172,247	3,172,247
Performance Shares	0	0	0	0	0	0	0	0	0

Value of Perquisites and Benefits
Accrued Vacation	23,231	23,231	23,231	23,231	23,231	23,231	0	23,231	23,231
Health & Welfare Benefit Continuation	0	0	0	0	0	0	0	13,333	19,999
Payout of 401(k) Balance (3)	0	0	0	0	0	0	0	0	0
Payout of 409A Balance (3)	0	0	0	0	0	0	0	0	0
Death Benefit	0	0	0	0	0	350,000	0	0	0

280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	23,231	23,231	23,231	23,231	3,195,478	3,619,944	3,172,247	3,631,611	3,849,677

(1) Assumes executive was terminated on December 31, 2010, and was fully entitled to 2010 bonus which is reflected in the Summary Compensation Table.
(2) Value is based on the December 31, 2010, closing price of $21.35.
(3) Amounts include executive's contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior years Summary Compensation Tables.

John R. Stark

Executive Benefits and Payments Upon Termination	Voluntary Term- ination	For Cause Term- ination	Early Retire- ment	Normal Retire- ment	Disability	Death	CIC (no term- ination)	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC, or Non-Renewal	Involuntary or Good Reason Termination upon or within 24 months after CIC

Severance Payments
Base Salary	0	0	0	0	0	82,110	0	333,000	499,500
Short-Term Incentive	0	0	0	0	0	0	0	133,200	199,800
Pro-Rata Bonus (1)	0	0	0	0	0	0	0	0	0

Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	3,827,585	3,827,585	3,827,585	3,827,585	3,827,585
Performance Shares	0	0	0	0	0	0	0	0	0

Value of Perquisites and Benefits
Accrued Vacation	25,615	25,615	25,615	25,615	25,615	25,615	0	25,615	25,615
Health & Welfare Benefit Continuation	0	0	0	0		0	0	0	19,999
Payout of 401(k) Balance (3)	525,501	525,501	525,501	525,501	525,501	525,501	525,501	525,501	525,501
Payout of 409A Balance (3)	172,190	172,190	172,190	172,190	172,190	172,190	172,190	172,190	172,190
Death Benefit	0	0	0	0	0	350,000	0	0	0

280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	723,306	723,306	723,306	723,306	4,550,891	4,983,000	4,525,276	5,017,091	5,270,190

(1) Assumes executive was terminated on December 31, 2010, and was fully entitled to 2010 bonus which is reflected in the Summary Compensation Table.
(2) Value is based on the December 31, 2010, closing price of $21.35.
(3) Amounts include executive's contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior years Summary Compensation Tables.

Terrell I. Ackerman
Executive Benefits and Payments Upon Termination	Voluntary Term- ination	For Cause Term- ination	Early Retire- ment	Normal Retire- ment	Disability	Death	CIC (no term- ination)	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC, or Non- Renewal	Involuntary or Good Reason Termination upon or within 24 months after CIC

Severance Payments
Base Salary	0	0	0	0	0	62,877	0	255,000	382,500
Short-Term Incentive	0	0	0	0	0	0	0	102,000	153,000
Pro-Rata Bonus (1)	0	0	0	0	0	0	0	0	0

Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	2,200,779	2,200,779	2,200,779	2,200,779	2,200,779
Performance Shares	0	0	0	0	0	0	0	0	0

Value of Perquisites and Benefits
Accrued Vacation	19,615	19,615	19,615	19,615	19,615	19,615	0	19,615	19,615
Health & Welfare Benefit Continuation	0	0	0	0	0	0	0	0	25,130
Payout of 401(k) Balance (3)	426,734	426,734	426,734	426,734	426,734	426,734	0	426,734	426,734
Payout of 409A Balance (3)	50,273	50,273	50,273	50,273	50,273	50,273	50,273	50,273	50,273
Death Benefit	0	0	0	0	0	350,000	0	0	0

280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	496,622	496,622	496,622	496,622	2,697,401	3,110,278	2,251,052	3,054,401	3,258,031

(1) Assumes executive was terminated on December 31, 2010, and was fully entitled to 2010 bonus which is reflected in the Summary Compensation Table.
(2) Value is based on the December 31, 2010, closing price of $21.35.
(3) Amounts include executive's contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior years Summary Compensation Tables.

EXECUTIVE COMPENSATION, OTHER COMPENSATION AND
POTENTIAL PAYMENTS INFORMATION

Employment Agreements

The Company has employment agreements with Francis R. McAllister, Gregory A. Wing, John R. Stark, and Terrell I. Ackerman.

Francis R. McAllister.  The Company entered into an employment agreement with Francis R. McAllister which became effective on February 12, 2001, and was amended on July 17, 2001.  The agreement had an initial term ending February 11, 2004, which term is continued for subsequent one-year periods unless terminated, provided that following a change of control, the term will continue for no less than 24 additional months.  It is terminable by the Company or Mr. McAllister at any time upon written notice.  Mr. McAllister's agreement provides for, among other things:

*
an annual base salary of $500,000, which was increased to 550,000 on January 1, 2005, increased to $580, 000 on January 1, 2006,  increased to $600,000 on January 1, 2007, increased to $625,000 on January 1, 2008, and increased to $650,000on January 1, 2010, and increased to $683,000 on January 1, 2011; and

*
a performance based cash bonus to be determined by the Board, with a target of 50% of base salary, a maximum of which is 100% of base salary  which was increased on April 27, 2007, to 70% of base salary, with a maximum of 140% of base salary and with no guaranteed minimum payment.

If Mr. McAllister is terminated by the Company without cause (as defined below) or if he resigns voluntarily for good reason (as defined below), at any time other than within two years following a change of control (as defined below), he is entitled upon signing a release of claims against the Company, to the following:

*	a pro rata portion of the target bonus for the year in which his termination occurs;
*
an amount equal to two times the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination, which amount will be paid in equal installments over 24 months from the date of termination;

*	continued participation in the Company's employee benefit plans and policies for a period of 24 months or until he receives similar coverage from a subsequent employer; and
*	accelerated vesting of any unvested restricted stock.

If the Company terminates Mr. McAllister’s employment without cause or if he resigns voluntarily for good reason, within two years following a change of control, then in lieu of the payments and benefits described above, Mr. McAllister will be entitled to the following:

*	a lump sum cash payment in an amount equal to three times his annual base salary and three times the higher of (x) his target bonus or (y) his annual bonus paid for the most recent calendar year;
*	continued participation in the Company's benefit plans and policies for a period of three years or less if he receives similar benefits from subsequent employment; and
*	accelerated vesting of any unvested restricted stock.

Mr. McAllister will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment.  The employment agreement also contains a customary non-disclosure covenant, a one-year covenant not to compete and not to solicit employees of the Company, an agreement by the Company to indemnify Mr. McAllister, as permitted by law, against any claim resulting from the performance of his duties as an officer or director of the Company, and an agreement by the Company to use commercially reasonable efforts to obtain and maintain customary directors' and officers' liability insurance covering Mr. McAllister.

Gregory A. Wing.  Gregory A. Wing's employment agreement became effective on March 22, 2004 and had an initial term ending on March 21, 2005.  The agreement is to be continued from year to year unless altered or terminated; provided that, following a change of control (as defined below), the term will continue for no less than 24 additional months.  The agreement provides for:

*
an initial base salary of $250,000 which was increased on January 1, 2005, to $262,500 on January 1, 2006, to $275,000 on January 1, 2007, increased to $290,000 on January 1, 2008, increased to $302,000 on January 1, 2010, and increased to $330,000 on January 1, 2011; and

*
a performance based cash bonus to be determined by the Board, with a target of 30% of base salary and a cap of 60% of base salary, which was increased on April 27, 2007, to 40% of base salary, with a maximum of 80% of base salary and with no guaranteed minimum payment.

If the Company terminates Mr. Wing's employment without cause (as defined below) or if he resigns voluntarily for good reason (as defined below), at any time other than within two years following a change of control, Mr. Wing will be entitled to:

*	a pro rata portion of his target bonus for the year of his termination;
*	an amount equal to his annual base salary, as in effect as of the date of his termination, which amount will be paid in equal semi-monthly installments over 12 months from the date of termination;
*	continued participation in the Company's employee benefit plans and policies for a period of 12 months, until he receives similar coverage from a subsequent employer; and
*	accelerated vesting of any unvested stock options and restricted stock.

If the Company terminates Mr. Wing's employment without cause, or if Mr. Wing resigns voluntarily for good reason, within two years of the change of control, Mr. Wing will be entitled to:

*	a pro rata portion of his target bonus for the year of his termination;
*
a lump sum cash payment in an amount equal to 1.5 times the sum of his annual base salary and 1.5 times the higher of (x) his target bonus or (y) his annual bonus paid for the most recent calendar year;

*	continued participation in the Company's employee benefit plans and policies for a period of 18 months, until he receives similar benefits from a subsequent employer; and
*	accelerated vesting of stock options and restricted stock, with the options remaining exercisable for a period of ten years from the grant date.

Mr. Wing will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment.  The employment agreement also contains a customary non-disclosure covenant and a one-year covenant not to compete.

John R. Stark.  John R. Stark's employment agreement became effective on July 17, 2001 and had an initial term ending on December 31, 2001. An Addendum to Employment Agreement was made November 18, 2002, increasing his base salary from $170,000 to $220,000.  The agreement is to be continued from year to year unless altered or terminated; provided that, following a change of control (as defined in the agreement), the term will continue for no less than 24 additional months.  The agreement provides for:

*
an initial base salary of $240,000, which was increased to $260,000 on January 1, 2005, increased to $275,000 on January 1, 2006, increased to $300,000 on January 1, 2007, increased to  $320,000 on January 1, 2008, increased to $333,000 on January 1, 2010, and increased to $365,000 on January 1, 2011; and

*
a performance based cash bonus to be determined by the Board, with a target of 30% of base salary and a cap of 60% of base salary, which was increased on April 27, 2007, to 40% of base salary, with a cap of 80% of base salary, which was increased on February 17, 2011, to 50% of base salary, with a cap of 100% of base salary, and with no guaranteed minimum payment.

If the Company terminates Mr. Stark's employment without cause (as defined below) or if he resigns voluntarily for good reason (as defined below), at any time other than within two years following a change of control, Mr. Stark will be entitled to an amount equal to the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination, which amount will be paid in equal installments over 12 months from the date of termination.  In addition, any unvested restricted stock would immediately vest.

If the Company terminates Mr. Stark's employment without cause, or if Mr. Stark resigns voluntarily for good reason, within two years of a change of control, Mr. Stark will be entitled to:

*
a lump sum payment equal to 1.5 times the sum of (x) his annual base salary at the rate in effect immediately prior to the change of control or on the date of termination, whichever is higher and (y) his target bonus in effect immediately prior to the change of control or on the termination date, whichever is higher;

*	continued participation in the Company's employee benefit plans and policies for a period of 18 months or until he receives similar coverage for subsequent employment; and
*	accelerated vesting of any unvested restricted stock.

Mr. Stark will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment.  The employment agreement also contains a customary non-disclosure covenant and a one-year covenant not to compete.

Terrell I. Ackerman.  Terrell I. Ackerman's agreement became effective on May 8, 2002 and had an initial term ending on December 31, 2002.  The term is to be continued from year to year unless altered or terminated; provided that, following a change of control, the terms will continue for no less than 24 additional months.  The agreement entitles Mr. Ackerman to receive:

*
an initial base salary of $190,000 which was increased to $210,000 on January 1, 2005, to $220,000 on January 1, 2006, to $230,000 on January 1, 2007, to $245,000 on January 1, 2008, increased to $255,000 on January 1, 2010, and increased to $275,000 on January 1, 2011; and

*
a performance based cash bonus to be determined by the Board, with a target of 30% of base salary and a cap of 60% of base salary, which was increased on April 27, 2007, to 40% of base salary, with a maximum of 80% of base salary and with no guaranteed minimum payment.

If the Company terminates Mr. Ackerman's employment without cause or if Mr. Ackerman resigns voluntarily for good reason, at any time other than within two years following a change of control, Mr. Ackerman is entitled to an amount equal to the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination.  This amount will be paid in equal installments over 12 months from the date of termination.  In addition, any unvested restricted stock would immediately vest.

If the Company terminates Mr. Ackerman's employment without cause, or if Mr. Ackerman resigns for good reason, within two years of a change of control, he will be entitled to:

*
a lump sum payment equal to 1.5 times the sum of (x) his annual base salary at a rate in effect immediately prior to the change of control or on the date of termination, whichever is higher, plus (y) his target bonus in effect immediately prior to the change of control or on the termination date, whichever is higher;

*	continued participation in the Company's employee benefit plans and policies for a period of 18 months or until he receives similar coverage from a subsequent employer; and
*	accelerated vesting of any unvested restricted stock.

Mr. Ackerman will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment.  The agreement also contains a customary non-disclosure covenant and a one-year covenant not to compete.

Definitions of Terms affecting Potential Payment Upon Termination or Change in Control.  The following are definitions contained in the officers’ employment contracts:

Key Definitions
Good Reason
Substantial and material reduction in the nature or status of position, duties or responsibilities (including failure to report directly to Chairman/CEO);

Decrease in base salary or target bonus percentage (other than across the board percentage reduction);

Material breach by the Company regarding any payment or obligation due officer which remains uncured after ten (10) business days notice;

Material reduction in aggregate benefits under the Company’s benefit plans (other than across the board reduction);

Failure to secure successor’s express assumption of agreement;

Discontinuance of the Company’s business; and

Relocation out of Montana.

Change in Control
To the extent “Change in Control” complies with Code Section 409A of the Internal Revenue Code of 1986, the following definition applies:

Any person acquires 30% or more of issued and outstanding voting equity;

Director composition change of 50% or more (unapproved by 2/3’s of “incumbent directors”);

Merger, consolidation, sale of all or substantially all assets or other transaction approved by stockholders unless (i) 55% or more continuing ownership, or (ii) a recapitalization in which no person owns 30% or more of combined voting power; or

Upon stockholder approved plan of dissolution or sale of all or substantially all Company assets, unless 60%  of combined voting power held by Company’s stockholders in similar proportion as before sale; but in any case; and

No change in control if stockholders retain proportionate ownership of post transaction business entity which owns assets.

Cause
Misfeasance or nonfeasance of duty by officer that intends to, or does, injure reputation of the Company or its business or relationships;

Conviction of, or plea of nolo contendre to, any felony or crime involving moral turpitude;

Prior to a change in control, willful and continued failure to substantially perform duties (except by reason of physical or mental incapacity) after notice and 15 days to cure;

Prior to a change in control, dishonesty by officer in performance of duties; and

Prior to a change in control, willful and material breach of restrictive covenants.

Disability
Physical or mental incapacity renders officer unable to perform duties for period of 180 consecutive days, and a determination regarding disability is made by health professional mutually acceptable to both parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own 10% or more of a registered class of the Company's equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of the Section 16(a) reports and written representations the Company has received, the Company believes that since January 1, 2010, all of its directors, executive officers and 10% stockholders have timely filed all required reports, with the following exceptions:

Francis R. McAllister filed a Form 4 late on March 16, 2011 for one transaction; John R. Stark filed a Form 4 late on March 16, 2011 for one transaction; Gregory A. Wing filed a Form 4 late on March 16, 2011 for one transaction; Terrell I. Ackerman filed a Form 4 late on March 16, 2011 for one transaction; Kevin G. Shiell filed a Form 3 late on March 21, 2011 and a Form 4 on March 21, 2011 for eight transactions; Patrick M. James filed a Form 4 late on June 28, 2010 for one transaction; Craig L. Fuller filed a Form 4 late on June 28, 2010 for one transaction; Steven S. Lucas filed a Form 4 late on November 19, 2010 and June 28, 2010, each for one transaction; Sheryl K. Pressler filed a Form 4 late on June 28, 2010; Michael Schiavone filed a Form 3 late on March 18, 2011 and  a Form 4 late on November 19, 2010, June 28, 2010, each for one transaction; Michael Parrett filed a Form 3 late on March 18, 2011 and a Form 4 late on November 19, 2010 and June 28, 2010, each for one transaction; Mark V. Sander filed a Form 3 late on March 18, 2011 and a Form 4 late on November 19, 2010 and June 28, 2010 each for one transaction; Ajay Paliwal filed a Form 3 late on March 18, 2011 and a Form 4 late on June 28 and 2010, each for one transaction; Greg R. Struble filed a Form 3 late on March 18, 2011; and, Michael E. McGuire, Jr. filed a Form 3 late on March 18, 2011.

The Company has maintained Section 16 filing responsibility for its directors and executive officers and was responsible for these late filings. The Company is required to report all late filings.

POLICY WITH RESPECT TO RELATED PERSON TRANSACTIONS

 It is the Company's policy to generally enter into or ratify related person transactions only when the Board of Directors, acting through the Corporate Governance Committee, determines that the related person transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons (as defined below) on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.  Therefore, on March 28, 2007, the Board adopted a written Policy and Procedures With Respect to Related Party Transactions.

The policy provides that a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.  For purposes of the policy, a “Related Person” means:  (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;  (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company's voting securities;  (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Prior to entering into the Related Person Transaction the Related Person who desires to engage in such transaction must notify the General Counsel of the material facts and circumstances of the proposed Related Person Transaction, including such party's relationship to the Company and interest in the transaction and the proposed aggregate value thereof.  The General Counsel will assess whether the proposed transaction is a Related Person Transaction for purposes of the policy.  If the General Counsel determines that the proposed transaction involves an amount in excess of $120,000 and is a Related Person Transaction, the proposed Related Person Transaction shall be submitted to the Audit Committee for consideration.

The Committee shall consider all of the relevant facts and circumstances available to the Committee including, but not limited to, the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.  No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person.  The Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith.  The Committee or Chair, as applicable, shall convey the decision to the General Counsel, who shall convey the decision to the appropriate persons within the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Craig L. Fuller, a member of our Board, was an Executive Vice President at APCO Worldwide, Inc.  He remains a member of the APCO Worldwide International Advisory Council.  The Honorable Donald W. Riegle, Jr., a former member of our Board, is the Chairman of Government Relations at APCO Worldwide, Inc., a public affairs communications company which provided services to the Company during 2010.

On December 7, 2010, Stillwater Mining Company (the "Company") entered into an Underwriting Agreement (the "Underwriting Agreement"), by and among the Company, Norimet Limited, as selling stockholder (the "Selling Stockholder"), and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, UBS Securities LLC and VTB Capital PLC, as representatives of the underwriters named therein (the "Underwriters"), in connection with the sale by the Selling Stockholder of 37,000,000 shares of the Company's common stock (the "Secondary Offering"), at a public offering price of $19.50 per share, less discounts and commissions of $0.6825 per share. Under the terms of the Underwriting Agreement, the Selling Stockholder granted the Underwriters a 30-day option to purchase up to 3,813,222 additional shares to cover over-allotments, if any. On December 13, 2010, the Underwriters exercised their over-allotment option in full.

On December 7, 2010, the Company also entered into an Underwriting Agreement, by and among the Company, the Selling Stockholder, UBS AG, UBS Securities LLC, as underwriter, and Credit Suisse Capital LLC, in connection with the sale of 9,000,000 shares of the Company's common stock (the "Underlying Shares") by the Selling Stockholder to UBS Securities LLC in connection with UBS AG's offering of its Mandatorily Exchangeable Notes due 2012 (the "Exchangeable Notes").

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in their oversight role, has reviewed and discussed the audited financial statements with the Company’s management.

The Company has an Audit Committee comprised of three independent directors, each of whom meets the independence and qualification standards for audit committee membership of the New York Stock Exchange and the Company's corporate governance guidelines, as determined by the Board.  The Audit Committee reviews the accounting principles and procedures of the Company and its annual financial reports and statements, recommends to the Board of Directors the engagement of the Company's independent registered accounting firm, reviews with the independent registered accounting firm the plans and results of the auditing engagement and considers the independence of the Company's independent registered accounting firm.

The main function of the Audit Committee is to ensure that effective accounting policies are implemented and that internal controls are put in place in order to deter fraud, anticipate financial risks and promote accurate, high quality and timely disclosure of financial and other material information to the public markets, the Board and the stockholders.  The Audit Committee also reviews and recommends to the Board the approval of the annual financial statements and provides a forum, independent of management, where the Company's independent registered accounting firm can communicate any issues of concern.

The independent members of the Audit Committee believe that the present composition of the Committee accomplishes all of the necessary goals and functions of an audit committee as recommended by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees and adopted by the U.S. stock exchanges and the Securities & Exchange Commission.  The Audit Committee operates under a formal, written charter approved by the Board.  The charter specifies the scope of the Audit Committee's responsibilities and how it should carry out those responsibilities.  The charter is available on the Company’s website.

During 2010, the Audit Committee met five (5) times. The Committee was advised, as contemplated by the Sarbanes-Oxley Act of 2002, of all critical accounting policies and practices of the Company.  In performing its oversight function, the Committee reviewed with the Company's independent registered accounting firm such firm's judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed under the Audit Committee charter and generally accepted auditing standards, including Statement on Auditing Standards Nos. 61 and 90.  In addition, the Committee has discussed with the independent registered accounting firm such firm's independence from management and the Company and received the written disclosures from the independent registered accounting firm required by the Independence Standards Board, Standard No. 1.

The Committee discussed with the Company's independent registered accounting firm the overall scope and plans for their audit.  The Committee met with the independent registered accounting firm, with and without management present, to discuss the results of such firm's examination and evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

The Company's management, the Audit Committee and the Board are fully committed to the review and evaluation of the Company’s procedures and policies designed to assure effective internal control over financial reporting.  All steps and disclosures relating to this matter have been and will remain subject to the oversight of the Audit Committee.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee set forth in its charter, based on the review of the Company's financial statements, accounting system and its accounting policies and procedures and discussions with the Company's independent registered accounting firm for the fiscal year ended December 31, 2010, the Audit Committee recommended to the Board of Directors that the consolidated financial statements for the fiscal year ended December 31, 2010, be included in the Company's Annual Report on Form 10-K.  The Audit Committee also approved the selection of the Company's independent registered accounting firm for the fiscal year ended December 31, 2010.

As set forth in the Audit Committee charter, one of the Committee's responsibilities is to benchmark, no less than every five years, the services provided by the Company's independent registered accounting firm alongside similarly qualified firms.  During 2007, the Committee issued a request for proposal to each of the four largest public accounting firms.  Three of these firms, including the incumbent, provided proposals for service which were reviewed, and after due deliberation, the Audit Committee concluded to recommend retaining the services of the incumbent firm, KPMG LLP.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered accounting firm.  Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's independent registered accounting firm is in fact "independent."

Sheryl K. Pressler, Chairperson Steven S. Lucas Michael S. Parrett

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table includes information available to the Company as of March 21, 2011, concerning the beneficial ownership of Common Stock by:  (i) stockholders known to the Company to beneficially own more than 5% of the Common Stock; (ii) each person that in the past fiscal year was a director or executive officer of the Company; and (iii) all directors and executive officers of the Company as a group.  Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.
Name of Beneficial Owner		Total Amount	Percent of Class
BlackRock, Inc.	(1)	6,156,623	6.0%
UBS AG	(2)	5,648,478	5.5%
Ackerman, Terrell I.	(3)	55,342	*
Fuller, Craig L.	(4)	34,153	*
James, Patrick M.	(5)	52,248	*
Lucas, Steven S.	(6)	30,879	*
McAllister, Francis R.	(7)	656,263	*
Paliwal, Ajay	(8)	0	*
Parret, Michael S.	(9)	11,065	*
Pressler, Sheryl K.	(10)	34,188	*
Sander, Mark V.	(11)	9,965	*
Schiavone, Michael	(12)	20,917	*
Shiell, Kevin G.	(13)	7,947	*
Stark, John R.	(14)	110,353	*
Struble, Gregory R.	(15)	0	*
Wing, Gregory A.	(16)	115,877	*
All directors and executive officers as a group		1,139,197	1.1%

GRAND TOTAL		12,944,298

*	Indicates ownership of less than 1%

(1)
Information is based on the Schedule 13G filed by BlackRock, Inc. with the SEC on February 8, 2011, by BlackRock, Inc. on behalf of itself and its wholly owned subsidiaries BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock (Luxembourg) S.A., BlackRock Fund Managers Limited and BlackRock International Limited. Each of such other persons and entities, through its ownership and/or control of BlackRock, Inc., may be deemed to be the beneficial owner of the shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(2)
Information is based on the Schedule 13G filed by UBS AG with the SEC on January 31, 2011, by UBS AG on behalf of itself and its wholly owned subsidiaries UBS AG London Branch, UBS Securities LLS, UBS Financial Services, Inc. and UBS Deutschland AG. Each of such other persons and entities, through its ownership and/or control of UBS AG, may be deemed to be the beneficial owner of the shares. The address of UBS AG is Bahnhofstrasse 45, PO Box CH-8021 Zurich, Switzerland.

(3)	Includes 10,563 shares issuable upon exercise of vested options and 3,655 shares in his 401(k) Plan.
(4)	Includes 15,000 shares issuable upon exercise of vested options.
(5)	Includes 15,000 shares issuable upon exercise of vested options; 24,521 shares in his 409A plan and 9,304 shares held by a trust, of which Mr. James and his wife are trustees.
(6)	Includes 28,842 shares in his 409A plan.
(7)	Includes 156,250 shares issuable upon exercise of vested options and 31,049 shares in his 401(k) plan.
(8)	Ajay Paliwal resigned as a director of the Company on January 7, 2011.
(9)	Includes 4,108 shares in his 409A plan.
(10)	Includes 10,000 shares issuable upon exercise of vested options and 3,380 shares in her 409A plan.
(11)	Mark V. Sander resigned as a director of the Company on January 7, 2011.
(12)	Includes 4,108 shares in his 409A plan.
(13)
Kevin G. Shiell was appointed as the Company's Vice President and GM Stillwater Operations on May 4, 2010.  Includes 4,725 shares issuable upon exercise of vested options and 3,222 shares in his 401(k) plan.

(14)	Includes 28,333 shares issuable upon exercise of vested options and 14,674 shares in his 401(k) plan.
(15)	Gregory R. Struble resigned as the Company's Executive Vice President and Chief Operating Officer on August 4, 2010.
(16)	Includes 30,000 shares issuable upon exercise of vested options.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
ACCOUNTING FIRM

Unless otherwise directed by the stockholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of KPMG LLP as the Company's independent registered accounting firm for the year ending December 31, 2010.  A representative of KPMG LLP is expected to be present at the meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

The ratification of the appointment of KPMG LLP is being submitted to the stockholders because the Board believes this to be a good corporate practice.  Should the stockholders fail to ratify this appointment, the Board will review the matter.

The affirmative vote of a majority of shares present is required for approval of Proposal 2.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL 2.

Audit and Non-Audit Fees.  The following table presents fees for professional attestation services rendered by KPMG LLP for the audit of the Company's annual consolidated financial statements and reviews of the quarterly consolidated financial statements for the years ended December 31, 2009, and December 31, 2010, and all other fees billed for other professional services rendered by KPMG LLP.

	2009	2010
Audit Fees (1)	$680,000	$686,525
Audit-Related Fees	$26,900	$116,111
Tax Fees	$0	$0
All Other Fees	$0	$0

(1)           Report on the consolidated financial statements of the Company as of and for the year ended December 31, 2010, including timely reviews of 2010 interim financial information - 3 quarters ($626,600) and reporting under International Financial Reporting Standards as of and for the year ended December 31, 2009 ($59,925).

The Audit Committee of the Board considered all of the fees mentioned above and determined that such fees are compatible with maintaining KPMG LLP's independence.  For more information on the Audit Committee's Audit and Non-Audit Services Pre-Approval Policy see "Committees -- Audit Committee" above.

The Board of Directors recommends a vote for Proposal 2

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 23 of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation and Benefits Committee and the Board of Directors in 2010 with respect to our Chief Executive Officer and other officers named in the Summary Compensation Table on page 41 (who we refer to as the “named executive officers”). The Dodd-Frank Act enables Stillwater stockholders to vote, on an advisory or non-binding basis, on whether to approve the compensation of the Company’s named executive officers. The Board of Directors is asking shareholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED that the shareholders of Stillwater Mining Company (“Stillwater”) approve the compensation of the Stillwater executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports Stillwater’s business strategy and aligns the interests of our executives with our shareholders. The Board believes this link between compensation and the achievement of our short and long-term business goals has helped drive Stillwater’s performance over time, particularly during the recent difficult economic conditions. At the same time, we believe our program does not encourage excessive risk-taking by management. In addition, the compensation actions taken for 2010 reflect Stillwater’s commitment to maintaining profitability and creating shareholder value in the current economic climate.

For these reasons, the Board is asking shareholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation and Benefits Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

The Board of Directors recommends a vote for Proposal 3

PROPOSAL 4:
ADVISORY VOTE FREQUENCY OF EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables Stillwater stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years or abstain from voting. After careful consideration of the frequency alternatives, the Board believes that conducting advisory vote on executive compensation on an annual basis is appropriate for Stillwater and its stockholders at this time.

The affirmative vote of a majority of the shares of Stillwater common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of Stillwater and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders.

The Board of Directors recommends a vote for the approval of an ANNUAL advisory vote on the compensation of the Company’s named executive officers under Proposal 4.

PROPOSAL 5:
AMEND CERTIFICATE OF INCORPORATION TO CREATE “BLANK
CHECK” PREFERRED STOCK

On February 18, 2011, the Board of Directors unanimously approved and adopted a resolution to amend Article 4 of the Company’s Certificate of Incorporation to authorize the Board of Directors to issue the Company’s currently authorized 1,000,000 shares of preferred stock from time to time in one or more series, with such rights, preferences and restrictions as shall be fixed by our Board of Directors. The Board of Directors recommends that Stillwater’s stockholders vote for the approval of the proposed amendment. Although the Board of Directors is recommending that stockholders vote for the proposed amendment in part to increase the Company’s flexibility for future financings, the Board of Directors has no current plans, arrangements or understandings with respect to the issuance of the preferred stock.

The Board is asking shareholders to approve the following amendment to Article 4 of the Restated Certificate of Incorporation:

“ARTICLE 4

The authorized capital stock of the Corporation shall consist of Two Hundred Million (200,000,000) shares of Common Stock, par value $.01 per share, and One Million (1,000,000) shares of Preferred Stock, par value $.01 per share.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.”

Article 4 of the Company’s current Certificate of Incorporation authorizes 1,000,000 shares of preferred stock. The proposed amendment to Article 4 would permit the Board of Directors to issue the 1,000,000 shares of preferred stock in one or more series and with such rights (including voting, dividend and conversion), preferences and designations as the Board of Directors deems necessary or advisable without any action by our stockholders. This is commonly referred to as “blank check preferred stock.”

The Board of Directors believes that amending the Company’s Certificate of Incorporation to authorize the issuance of the blank check preferred stock will provide Stillwater with increased flexibility in raising future capital. The proposed amendment would give the Board of Directors flexibility without further stockholder action (except as may be required by applicable law or by the rules of any stock exchange on which our securities may be listed) to issue the blank check preferred stock on such terms and conditions as the Board of Directors deems to be in the best interests of our Company and our stockholders. The Board of Directors believes that increased flexibility in capital raising is in the best interests of the Company and our stockholders. Please note, however, that any particular issuance of our preferred stock (as well as our common stock) would be subject to applicable law and the rules of any stock exchange on which our securities may then be listed. For example, under the rules of the NYSE, in the absence of shareholder approval, Stillwater is prohibited from issuing 20 percent or more of our outstanding common stock (or securities convertible into or exercisable for common stock) under certain circumstances. Although the Board of Directors is recommending that stockholders vote for the proposed amendment in part to increase the Company’s flexibility for future financings, the Board of Directors has no current plans, arrangements or understandings with respect to the issuance of the blank check preferred stock.

The Board of Directors believes it is in the best interests of stockholders to pursue opportunities for growth. In recent years the Company has significantly expanded its recycling business, in November 2010 the Company completed the acquisition of Marathon PGM Corporation in Marathon Ontario Canada and more recently the Company announced the expansion of its mining plans at the Stillwater mine in Montana.  Further, the Company will consider other acquisitions or expansions of business as opportunities exist and are beneficial.  The recycling business requires increased commitments of working capital as the business expands and the development of the Marathon properties are estimated to cost approximately $450 million.  Depending on the Company's profitability and capital expenditures, it is likely that the Company will seek to raise financing as markets and rates permit.  In this connection it may be preferable to consider issuing preferred stock to investors and the Board of Directors considers additional financial flexibility an advantage for the growth of the Company. Accordingly, in order to grant the Board of Directors the flexibility to issue our equity securities in the manner best suited for our Company, or as may be required by the capital markets, the proposed amendment would convert our currently authorized 1,000,000 shares of preferred stock to 1,000,000 authorized shares of blank check preferred stock for the Board of Directors to issue.

The availability of undesignated preferred stock may have certain negative effects on the rights of the holders of our common stock. The actual effect of the issuance of any shares of blank check preferred stock upon the rights of holders of common stock cannot be stated until the Board of Directors determines the specific rights of the holders of such blank check preferred stock. The proposed amendment will permit the Board of Directors, without future stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which are superior to and could adversely affect the voting power or other rights of the holders of our common stock. Specifically, we will be in a position to issue securities which would grant to the holders thereof, preferences or priorities over the holders of common stock with respect to, among other things, liquidation, dividends and voting. This could result in holders of common stock receiving less in the event of a liquidation, dissolution or other winding up of our Company, reduce the amount of funds, if any, available for dividends on common stock, and dilute the voting power of the holders of our common stock.

In addition, preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our Company. For example, the Board of Directors could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of our common stock or with rights and preferences that include special voting rights to veto a change in control. The effect of such provisions could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by stockholders, even if such proposed actions would be beneficial to our stockholders. This could include discouraging bids even if such bid represents a premium over our then existing trading price and thereby prevent stockholders from receiving the maximum value for their shares. Please note that the creation of the blank check preferred stock has not been proposed by the Board of Directors for an anti−takeover related purpose and the Board of Directors has no knowledge of any current efforts to obtain control of Stillwater or to effect large accumulations of our voting stock.

Other provisions of our Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of our Company. The following provisions may have anti−takeover effects: (1) prohibition on cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; (2) restrictions on who may call a special meeting of our stockholders; and (3) advance notice procedures for stockholder proposals and director nominations. As a Delaware corporation, we are also subject to Section 203 of the Delaware General Corporation Law, which could make it more difficult for a third party to acquire our Company, even if doing so would be beneficial to our stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, did own 15 percent or more of a corporation’s voting stock. The existence of this provision could have anti−takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

The Board of Directors has unanimously approved and adopted the foregoing proposed amendment to the Company’s Certificate of Incorporation and recommends that you vote FOR approval of the proposed amendment. If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, the proxies will vote your shares FOR the approval of the proposed amendment.

The Board of Directors recommends a vote for Proposal 5

STOCKHOLDER PROPOSALS

The rules of the SEC permit stockholders of a Company to present proposals for stockholder action in the Company's proxy statement where such proposals are consistent with applicable law pertain to matters appropriate for stockholder action and are not properly omitted by Company action in accordance with the proxy rules.  The Company's Annual Meeting of Stockholders for fiscal year 2011 is expected to be held on or about May 3, 2012, and proxy materials in connection with that meeting are expected to be mailed on or about April 4, 2012.  Stockholder proposals prepared in accordance with the proxy rules must be received by the Company on or about December 4, 2011.  The Company's By-Laws also include procedures to be followed for stockholder proposals for stockholder action, including the nomination of directors.

ADDITIONAL INFORMATION

The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received from impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, contact the Company at 1-406-373-8700 or please send a written request to Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102, Attention: Secretary. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future notices or annual meeting materials for your household, please contact the Company at the above phone number or address.

GENERAL

The Board knows of no matters other than the foregoing to be brought before the meeting.  The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be presented.

By Order of the Board,

Brent R. Wadman
Deputy General Counsel & Corporate Secretary

STILLWATER MINING COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD FOR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2011.

The undersigned hereby appoints Francis R. McAllister and John R. Stark as proxies with full power of substitution to vote all shares of stock of Stillwater Mining Company of record in the name of the undersigned at the close of business on March 21, 2011 at the Annual Meeting of Stockholders to be held on May 3, 2011 at 1:30 p.m.. (Mountain Daylight Time)  in Room 117, MSU-B College of Technology, 3803 Central Avenue, Billings, Montana 59102 or at any postponements or adjournments, hereby revoking all former proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 3, 2011.

The proxy statement, proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2010, are available on our website at www.stillwatermining.com in the Investor Relations section.

IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS 1 AND 2 IN ACCORDANCE WITH THE SPECIFICATION MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

(Continued and to be voted on reverse side.)

Annual Meeting Proxy Card - Common

A.           Election of Directors

1.  The Board of Directors recommends a vote FOR the seven directors listed below to the Company's Board of Directors:
	For	Withhold		For	Withhold		For	Withhold
01–Craig L. Fuller	____	____	04-Michael S. Parrett	____	____	07-Michael Schiavone	____	____
02–Patrick M. James	____	____	05-Francis R. McAllister	____	____
03–Steven S. Lucas	____	____	06-Sheryl K. Pressler	____	____

B.           Issues

2.  The Board of Directors recommends a vote FOR the following proposal:
	For	Against	Abstain
To ratify the appointment of KPMG LLP as the Company's independent registered accounting firm for 2010.	____	____	____

3. To approve the compensation of Stillwater executives	____	____	____

4. To approve amendment to the Certificate of Incorporation	____	____	____

EVERY	1Year	2Years	3Years	Abstain
5. To cast an advisory vote on the frequency of future executive compensation votes	____	____	____	____

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

C.           Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.
NOTE: PLEASE SIGN NAME(S), EXACTLY AS SHOWN ABOVE. WHEN SIGNING AS EXECUTOR, ADMINISTRATOR OR GUARDIAN, GIVE FULL TITLE AS SUCH. WHEN SHARES HAVE BEEN ISSUED IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN.

Signature 1:

Signature 2:

Date (mm/dd/yy):